Exhibit 2.1

Scheme Implementation Deed

Pacific Brands Limited

Hanesbrands Inc.

rodd.levy@hsf.com

101 Collins Street Melbourne Vic 3000 Australia GPO Box 128A Melbourne Vic 3001 Australia	T +61 3 9288 1234 F +61 3 9288 1567 herbertsmithfreehills.com DX 240 Melbourne

Contents

Table of contents

	The deed		1

	Operative part		2

1	Definitions and interpretation		2

	1.1	Definitions	2
	1.2	Interpretation	10
	1.3	Business Day	11
	1.4	Contra proferentem excluded	11
	1.5	Awareness	11

2	Proceeding with the Transaction		11

	2.1	Pacific Brands to propose Scheme	11
	2.2	Hanes may elect a Subsidiary	11

3	Conditions precedent and pre-implementation steps		12

	3.1	Conditions precedent	12
	3.2	Best endeavours	13
	3.3	Waiver of conditions precedent	14
	3.4	Termination on failure of condition precedent	14
	3.5	Certain notices	15

4	Transaction steps		16

	4.1	Scheme	16
	4.2	Scheme Consideration	16
	4.3	Payment of Scheme Consideration	16
	4.4	No amendment to Scheme without consent	16
	4.5	Special dividend	16

5	Implementation		17

	5.1	Obligations of both parties – certificate	17
	5.2	Obligations of both parties – timing	17
	5.3	Pacific Brands’ obligations	17
	5.4	Hanes’ obligations	20
	5.5	Content of Scheme Booklet	21
	5.6	Conduct of business	21
	5.7	Integration planning	24
	5.8	Change of control provisions	25
	5.9	Pacific Brands Board recommendation	25
	5.10	Appointment of directors	26
	5.11	Deeds of indemnity and insurance	26
	5.12	Performance Rights	27

6	Representations and warranties		27

	6.1	Pacific Brands’ representations and warranties	27
	6.2	Pacific Brands’ indemnity	27
	6.3	Hanes’ representations and warranties	28

Contents 1

Contents

	6.4	Hanes’ indemnity	28
	6.5	Qualifications on Pacific Brands’ representations, warranties and indemnities	28
	6.6	Survival of representations	28
	6.7	Survival of indemnities	28
	6.8	Timing of warranties	28

7	Releases		29

	7.1	Pacific Brands directors and officers	29
	7.2	Hanes directors and officers	29

8	Public announcements		29

9	Confidentiality		30

	9.1	Confidentiality Deed	30
	9.2	Survival of obligations	30

10	Exclusivity		30

	10.1	No existing discussions	30
	10.2	No-talk	30
	10.3	No-shop	31
	10.4	Limitation to no-talk	31
	10.5	Notification of approaches	31
	10.6	Matching right	32
	10.7	Presentations	33
	10.8	Legal Advice	33

11	Payment of costs		33

	11.1	Background	33
	11.2	Payment by Pacific Brands to Hanes	33
	11.3	Satisfaction of payment obligation	34
	11.4	Nature of payment	35
	11.5	Qualifications	35
	11.6	Other claims	36
	11.7	Exclusive remedy	36

12	Conduct of Court proceedings		36

13	Termination		36

	13.1	Termination	36
	13.2	Termination by agreement	37
	13.3	Effect of termination	37
	13.4	Remedies	38

14	Duty, costs and expenses		38

	14.1	Stamp duty	38
	14.2	Costs and expenses	38

15	GST		38

16	General		39

	16.1	No representation or reliance	39
	16.2	No merger	40
	16.3	Consents and approvals	40
	16.4	Notices	40

Contents 2

Contents

16.5	Governing law and jurisdiction	41
16.6	Waivers	41
16.7	Variation	41
16.8	Assignment	41
16.9	Invalidity and enforceability	41
16.10	Further action	41
16.11	Entire agreement	42
16.12	Counterparts	42
16.13	Relationship of the parties	42

Schedule 1

Pacific Brands Representations and Warranties		43

Schedule 2

Hanes Representations and Warranties		46

Signing page		48

Attachment A

Scheme

Attachment B

Deed Poll

Contents 3

The deed

Date ▶28 April 2016
Between the parties

Pacific Brands	Pacific Brands Limited (ABN 64 106 773 059) of Level 1, 1096 Toorak Road, Camberwell, Victoria 3124. (Pacific Brands)

Hanes	Hanesbrands Inc. of 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105 USA (Hanes)

Background

1       Pacific Brands and Hanes have agreed that Hanes will acquire Pacific Brands by means of a scheme of arrangement under Part 5.1 of the Corporations Act between Pacific Brands and the Scheme Shareholders.

2       The parties have agreed to implement the scheme of arrangement on the terms of this deed.

The parties agree	as set out in the Operative part of this deed, in consideration of, among other things, the mutual promises contained in this deed.

Operative part

1	Definitions and interpretation

1.1	Definitions

The meanings of the terms used in this deed are set out below.

Term	Meaning

ASIC	Australian Securities and Investments Commission.

associate	has the same meaning as in section 12 of the Corporations Act.

ASX	ASX Limited (ABN 98 008 624 691) and, where the context requires, the financial market that it operates.

Business Day	a weekday in which trading banks are open for business in Melbourne, Victoria, Australia and Winston-Salem, North Carolina, United States.

Competing Transaction

an agreement, transaction or arrangement pursuant to which a third party (either alone or together with any one or more of its associates) will, if the agreement, transaction or arrangement is entered into or completed:

1       acquire a relevant interest in, become the holder of, or otherwise acquire, have a right to acquire or have an economic interest, directly or indirectly, in 20% or more of Pacific Brands Shares;

2       acquire (whether directly or indirectly) or become the holder of, or otherwise acquire, have a right to acquire or have a legal, beneficial or economic interest in or control of 20% or more by value of the business of the Pacific Brands Group;

3       acquire control (as determined in accordance with section 50AA of the Corporations Act, disregarding sub-section 50AA(4)) of Pacific Brands or a Subsidiary which represents 20% or more of the economic value of the Pacific Brands Group;

4       otherwise directly or indirectly acquire or merge with Pacific Brands or a Subsidiary which represents 20% or more of the economic value of the Pacific Brands Group; or

5       require Pacific Brands to abandon, or otherwise fail to proceed with, the Scheme,

whether by way of takeover offer, scheme of arrangement, shareholder approved acquisition, capital reduction or buy-back, sale or purchase of shares or assets, joint venture, dual-listed company structure (or other synthetic merger), or other transaction or arrangement.

1 Definitions and interpretation

Term	Meaning

Confidentiality Deed	the confidentiality deed dated 15 February 2016 between Pacific Brands and Hanes.

Corporations Act	the Corporations Act 2001 (Cth).

Corporations Regulations	the Corporations Regulations 2001 (Cth).

Court	the Supreme Court of Victoria or such other court of competent jurisdiction under the Corporations Act agreed to in writing by Pacific Brands and Hanes.

Deed Poll	the deed poll to be entered into by Hanes in favour of the Scheme Shareholders in the form set out in Attachment B or such other form as agreed in writing between the parties.

Due Diligence Materials	the written information, documents and responses disclosed or made available to Hanes or its Representatives by Pacific Brands or its Representatives before 8.00am on the Business Day before the date of this deed in the virtual data room (an index and CD of which has been initialled by the parties for the purposes of identification).

Effective	when used in relation to the Scheme, the coming into effect, under section 411(10) of the Corporations Act, of the order of the Court made under section 411(4)(b) in relation to the Scheme.

Effective Date	the date on which the Scheme becomes Effective.

End Date	the earlier of 30 October 2016, or such other date as agreed in writing by the parties.

Financial Advisor	any financial advisor retained by Pacific Brands in relation to the Scheme or a Competing Transaction from time to time acting in its capacity as such.

FIRB Approval	the approval or consent specified in clauses 3.1(a).

1 Definitions and interpretation

Term	Meaning

First Court Date	the first day on which an application made to the Court for an order under section 411(1) of the Corporations Act convening the Scheme Meeting is heard.

Government Agency	any foreign or Australian government or governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity, or any minister of the Crown in right of the Commonwealth of Australia or any state.

Hanes Group	Hanes and each of its Related Bodies Corporate and a reference to a “Hanes Group Member” or “a member of the Hanes Group” is to Hanes or any of its Related Bodies Corporate.

Hanes Indemnified Parties	Hanes and its Related Bodies Corporate and their respective directors, officers and employees.

Hanes Information

information regarding the Hanes Group provided by Hanes or its Representatives to Pacific Brands in writing for inclusion in the Scheme Booklet, being:

1       information about Hanes, its Related Bodies Corporate, businesses and interests and dealings in Pacific Brands Shares, its intentions for Pacific Brands’ employees, and funding; and

2       any other information required under the Corporations Act, Corporations Regulations or RG 60 to enable the Scheme Booklet to be prepared that the parties agree is “Hanes Information” and that is identified in the Scheme Booklet as such.

For the avoidance of doubt, the Hanes Information excludes the Pacific Brands Information, the Independent Expert’s Report and any other report or letter issued to Pacific Brands by a third party.

Hanes Representations and Warranties	the representations and warranties of Hanes set out in Schedule 2.

Implementation Date	the fifth Business Day after the Scheme Record Date.

Independent Expert	the independent expert appointed by Pacific Brands in respect of the Scheme.

Independent Expert’s Report	the report from the Independent Expert for inclusion in the Scheme Booklet, including any update or supplementary report, stating an opinion whether or not the Transaction is in the best interests of Pacific Brands Shareholders and setting out its reasons for that opinion.

1 Definitions and interpretation

Term	Meaning

Insolvency Event

means, in relation to an entity:

1       the entity resolving that it be wound up or a court making an order for the winding up or dissolution of the entity;

2       a liquidator, provisional liquidator, administrator, receiver, receiver and manager or other insolvency official being appointed to the entity or in relation to the whole, or a substantial part, of its assets;

3       the entity executing a deed of company arrangement;

4       the entity ceases, or threatens to cease to, carry on substantially all the business conducted by it as at the date of this deed;

5       the entity is or becomes unable to pay its debts when they fall due within the meaning of the Corporations Act (or, if appropriate, legislation of its place of incorporation); or

6       the entity being deregistered as a company or otherwise dissolved.

Listing Rules	the official listing rules of the ASX.

Material Adverse Change

a matter, event or circumstance that occurs, is discovered or is announced on or after the date of this deed which has, has had, or is reasonably likely to have, either individually, or when aggregated with any other matters, events or circumstances of a related kind, the effect of:

1       diminishing the consolidated net assets of the Pacific Brands Group taken as a whole by at least $59.4 million (which is 15% of the last reported figure); or

2       diminishing the consolidated earnings before interest, tax, depreciation and amortisation of the Pacific Brands Group for the financial years ending 30 June 2017 and 30 June 2018 by at least $14.2 million per year (which is 15% of current analyst consensus) disregarding matters and events which have a one-off or non-recurring impact, determined after taking into account any matters which offset the impact of the matter or event giving rise to the adverse effect and in each case disregarding matters, events or circumstances:

3       required or specifically permitted by this deed or the Scheme;

4       resulting from changes in general economic or political conditions (including changes in foreign exchange rates and commodity prices), the securities market in general or law;

5       fairly disclosed to ASX prior to the date of this deed or to Hanes in the Due Diligence Materials (or which ought reasonably have been expected to arise from a matter, event or circumstance which was so disclosed);

6       done or not done at the written request or with the written acknowledgement and approval of Hanes, including any consequences reasonably foreseeable as a result of such matters;

1 Definitions and interpretation

Term	Meaning

7       resulting from changes in generally accepted accounting principles or the interpretation of them; or

8       resulting from an act of God, lightning, storm, flood, fire, earthquake or explosion, cyclone, tidal wave, landslide, adverse weather conditions occurring on or after the date of this deed.

Pacific Brands Board	the board of directors of Pacific Brands and a Pacific Brands Board Member means any director of Pacific Brands comprising part of the Pacific Brands Board.

Pacific Brands Group	Pacific Brands and each of its Related Bodies Corporate and a reference to a “Pacific Brands Group Member” or a “member of the Pacific Brands Group” is to Pacific Brands or any of its Related Bodies Corporate.

Pacific Brands Indemnified Parties	Pacific Brands and its Related Bodies Corporate and their respective directors, officers and employees.

Pacific Brands Information

all information to be included by Pacific Brands in the Scheme Booklet that explains the effect of the Scheme and sets out the information prescribed by the Corporations Act and the Corporations Regulations and any other information that is material to the making of a decision by Pacific Brands Shareholders whether or not to vote in favour of the Scheme other than:

1       the Hanes Information;

2       the Independent Expert’s Report; and

3       any other report or letter issued to Pacific Brands by a third party.

Pacific Brands Registry	Computershare Investor Services Pty Limited ACN 078 279 277.

Pacific Brands Representations and Warranties	the representations and warranties of Pacific Brands set out in Schedule 1.

Pacific Brands Share	a fully paid ordinary share of Pacific Brands.

Pacific Brands Shareholder	each person who is registered as the holder of a Pacific Brands Share from time to time.

1 Definitions and interpretation

Term	Meaning

Performance Right	a right existing at the date of this deed issued under the Pacific Brands Performance Share Plan Rules which confers on the holder a right to acquire a Pacific Brands Share.

Prescribed Occurrence

other than:

1       as expressly required or permitted by this deed or the Scheme;

2       as fairly disclosed to ASX prior to the date of this deed;

3       as fairly disclosed to Hanes in the Due Diligence Materials;

4       any buy-back or share issue carried out by bodies corporate wholly-owned by a Pacific Brands Group Member for the purposes of facilitating payment of the Special Dividend; or

5       with the prior written consent of Hanes (such consent not to be unreasonably withheld),

the occurrence of any of the following between the date of this deed and 8.00am on the Second Court Date:

1       a member of the Pacific Brands Group converting all or any of its shares into a larger or smaller number of shares;

2       a member of the Pacific Brands Group resolving to reduce its share capital in any way or reclassifying, combining, splitting or redeeming or repurchasing directly or indirectly any of its shares;

3       a member of the Pacific Brands Group:

•    entering into a buy-back agreement; or

•    resolving to approve the terms of a buy-back agreement under the Corporations Act;

4       a member of the Pacific Brands Group issuing shares, or granting a performance right or an option over an unissued share, or agreeing to make such an issue or grant such a right or an option other than on vesting or exercise of, or in respect of, a Performance Right existing as at the date of this deed;

5       a member of the Pacific Brands Group issuing, or agreeing to issue, securities convertible into shares or debt securities;

6       Pacific Brands ceases to be listed on the ASX;

7       Pacific Brands declaring, paying or distributing any dividend, bonus or other share of its profits or assets or returning or agreeing to return any capital to its member, or announcing an intention to do any of the above, other than a Special Dividend;

8       a member of the Pacific Brands Group disposing, or agreeing to dispose, of the whole or a substantial part, of the Pacific Brands Group’s business or property;

9       a member of the Pacific Brands Group granting a security interest, or agreeing to grant a security interest, the whole or a substantial part, of the Pacific Brands Group’s business or property;

1 Definitions and interpretation

Term	Meaning

10     a member of the Pacific Brands Group making any change to its constitution;

11     a member of the Pacific Brands Group resolving that it be wound up;

12     a liquidator or provisional liquidator of a member of the Pacific Brands Group being appointed;

13     a court making an order for the winding up of a member of the Pacific Brands Group;

14     an administrator of a member of the Pacific Brands Group being appointed under the Corporations Act;

15     a member of the Pacific Brands Group executing a deed of company arrangement; or

16     a receiver, or a receiver and manager, being appointed in relation to the whole, or a substantial part, of the property of the Pacific Brands Group.

Registered Address	in relation to a Pacific Brands Shareholder, the address shown in the Share Register.

Reimbursement Fee	an amount in cash in Australian dollars of $10,550,000 (exclusive of GST) or such lesser amount determined due to the operation of clause 11.5(b).

Related Bodies Corporate	has the meaning set out in the Corporations Act.

Representative	in respect of a party, its Related Bodies Corporate and each director, officer, employee, advisor, agent or representative of that party and its Related Bodies Corporate.

Restricted Period	the period from and including the date of this deed to the earlier of: 1 the termination of this deed; 2 the End Date; and 3 the Effective Date.

RG 60	Regulatory Guide 60 issued by ASIC in September 2011.

Scheme	the scheme of arrangement under Part 5.1 of the Corporations Act between Pacific Brands and the Scheme Shareholders, the form of which is attached as Attachment A or such other form as agreed in writing between the parties.

1 Definitions and interpretation

Term	Meaning

Scheme Booklet	the information described in clause 5.3(b) to be approved by the Court and despatched to the Pacific Brands Shareholders and which must include the Scheme, an explanatory statement, an independent expert’s report, a summary of this deed, a copy of the executed Deed Poll, notice of meeting and proxy form.

Scheme Consideration	has the meaning given in clause 4.2(a).

Scheme Meeting	the meeting of Pacific Brands Shareholders ordered by the Court to be convened under section 411(1) of the Corporations Act to consider and vote on the Scheme and includes any meeting convened following any adjournment or postponement of that meeting.

Scheme Record Date	5.00pm (Melbourne time) on the fifth Business Day after the Effective Date.

Scheme Share	a Pacific Brands Share held by a Scheme Shareholder.

Scheme Shareholder	a Pacific Brands Shareholder recorded in the Share Register as at the Scheme Record Date.

Second Court Date	the first day on which an application made to the Court for an order under section 411(4)(b) of the Corporations Act approving the Scheme is heard, or if the application is adjourned for any reason, the first day on which the adjourned application is heard.

Share Register	the register of members of Pacific Brands maintained in accordance with the Corporations Act.

Special Dividend	has the meaning given in clause 4.5(a).

Subsidiary	has the meaning set out in the Corporations Act.

Superior Proposal

a Competing Transaction of the kind referred to in any of paragraphs 2, 3 or 4 of the definition of Competing Transaction which the Pacific Brands Board, acting in good faith, and after receiving written advice from its Financial Advisor and its external legal advisers, determines:

1       is reasonably capable of being valued and completed in a timely fashion taking into account all aspects of the Competing Transaction including any timing considerations, conditions precedent and the identity of the proponent; and

1 Definitions and interpretation

Term	Meaning

2       would, if completed substantially in accordance with its terms, be more favourable to Pacific Brands Shareholders (as a whole) than the Transaction taking into account all terms and conditions of the Competing Transaction (including consideration, conditionality, funding, certainty and timing).

Timetable	the indicative timetable for the implementation of the Transaction agreed between and initialled by the parties for the purposes of identification on or about the date of this deed.

Transaction	the acquisition of Pacific Brands by Hanes through implementation of the Scheme.

1.2	Interpretation

In this deed, headings are for convenience only and do not affect interpretation and, unless the context requires otherwise:

(a)	words importing the singular include the plural and vice versa;

(b)	words importing a gender include any gender;

(c)	other parts of speech and grammatical forms of a word or phrase defined in this deed have a corresponding meaning;

(d)	a reference to a person includes an individual, the estate of an individual, a corporation, an authority, an association or a joint venture, a partnership, a trust and any Government Agency;

(e)	a reference to a clause, party, Attachment, exhibit or schedule is a reference to a clause of, and a party, Attachment, exhibit and schedule to this deed, and a reference to this deed includes any Attachment, exhibit and schedule;

(f)	a reference to a statute, regulation, proclamation, ordinance or by law includes all statutes, regulations, proclamations, ordinances, instruments or by laws amending, consolidating, modifying or replacing it, whether passed by the same or another Government Agency with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances, instruments and by laws issued under that statute;

(g)	a reference to any document (including this deed) is to that document as varied, novated, ratified or replaced from time to time;

(h)	any agreement, representation, warranty or indemnity by two or more parties (including where two or more persons are included in the same defined term) binds them jointly and severally;

(i)	the word “includes” in any form is not a word of limitation;

(j)	a reference to “$” or “dollar” is to Australian currency;

2 Proceeding with the Transaction

(k)	a reference to any time is, unless otherwise indicated, a reference to Melbourne time;

(l)	a term defined in or for the purposes of the Corporations Act has the same meaning when used in this deed;

(m)	a reference to the Listing Rules includes any variation, consolidation or replacement of these rules and is to be taken to be subject to any waiver or exemption granted to the compliance of those rules by a party; and

(n)	a reference to ‘fairly disclosed’ means disclosed to Hanes or any of its Representatives to the extent that, and in sufficient detail, so as to enable a reasonable bidder (or one of its Representatives) experienced in transaction processes similar to that applicable to the Transaction, and experienced in a business similar to any business conducted by the Pacific Brands Group, to identify the nature and scope of the relevant matter, event or circumstance.

1.3	Business Day

Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

1.4	Contra proferentem excluded

No term or condition of this deed will be construed adversely to a party solely on the ground that the party was responsible for the preparation of this deed or a provision of it.

1.5	Awareness

Where a representation or warranty is given ‘so far as Pacific Brands is aware’ or with a similar qualification as to Pacific Brands’ awareness or knowledge, Pacific Brands’ awareness or knowledge is limited to and deemed to only include those facts, matters or circumstances of which David Bortolussi, David Muscat, John Grover, Sandy Blackburn, Tom Dalianis, David Ellis, Paul Gould or Ian Shannon is actually aware as at the date of this deed, having turned their mind to the relevant representations and warranties.

2	Proceeding with the Transaction

2.1	Pacific Brands to propose Scheme

(a)	Pacific Brands agrees to propose the Scheme on and subject to the terms of this deed.

(b)	Hanes agrees with Pacific Brands to assist Pacific Brands to propose the Scheme on and subject to the terms of this deed.

2.2	Hanes may elect a Subsidiary

(a)	Hanes may elect, under this clause 2.2, a wholly-owned Subsidiary of Hanes to acquire all of the Scheme Shares under the Scheme by giving written notice to Pacific Brands of that relevant Subsidiary on or before the First Court Date.

(b)	Hanes warrants that, if it elects a wholly-owned Subsidiary to acquire all of the Scheme Shares pursuant to clause 2.2(a):

3 Conditions precedent and pre-implementation steps

(1)	Hanes and the wholly-owned Subsidiary will both enter into the Deed Poll;

(2)	Hanes will continue to be bound by this deed as if it was still the acquiring entity; and

(3)	Hanes will ensure that the wholly-owned Subsidiary completes the acquisition in accordance with the terms of this deed and the Deed Poll.

3	Conditions precedent and pre-implementation steps

3.1	Conditions precedent

Subject to this clause 3.1, the Scheme will not become Effective, and the obligations of Hanes under clause 4.3 are not binding, until each of the following conditions precedent are satisfied or waived to the extent and in the manner set out in clauses 3.2 and 3.3.

(a)	FIRB Approval before 5.00pm on the Business Day before the Second Court Date, one of the following has occurred:

(1)	Hanes has received written notice under the Foreign Acquisitions and Takeovers Act 1975 (Cth) (FATA), by or on behalf of the Treasurer of the Commonwealth of Australia (Treasurer), advising that the Commonwealth Government has no objections to the Transaction, either unconditionally or on conditions that are acceptable to Hanes acting reasonably;

(2)	the Treasurer becomes precluded by passage of time from making an order in relation to the Transaction under the FATA and the Transaction is not prohibited by section 82 of the FATA; or

(3)	where an interim order is made under the FATA in respect of the Transaction, the subsequent period for making a final order prohibiting the Transaction elapses without a final order being made.

(b)	Restraints: no restraining order, injunction or other order that would prevent or delay the Transaction made by a court of competent jurisdiction in the United States, the United Kingdom, Australia or New Zealand on the application of a Government Agency in one of those jurisdictions is in effect at 8.00am on the Second Court Date.

(c)	Performance Rights: Pacific Brands has taken all necessary steps by 8.00am on the date the Scheme Booklet is lodged with ASIC (for the purposes of requesting the letter contemplated by clause 5.3(c)(1)) to ensure that, before the Scheme Record Date, all Performance Rights vest, lapse or are cancelled as contemplated in clause 5.12 and Hanes is satisfied that those steps have been taken.

(d)	Court Approval: the Court approves the Scheme in accordance with section 411(4)(b) of the Corporations Act.

(e)	Shareholder Approval: Pacific Brands Shareholders agree to the Scheme at the Scheme Meeting by the requisite majorities under the Corporations Act.

(f)	Pacific Brands Representations and Warranties: the Pacific Brands Representations and Warranties are true and correct in all material respects as at the date of this deed and as at 8.00am on the Second Court Date.

3 Conditions precedent and pre-implementation steps

(g)	Hanes Representations and Warranties: the Hanes Representations and Warranties are true and correct in all material respects as at the date of this deed and as at 8.00am on the Second Court Date.

(h)	No Prescribed Occurrence: no Prescribed Occurrence occurs between (and including) the date of this deed and 8.00am on the Second Court Date.

(i)	No Material Adverse Change: no Material Adverse Change occurs or is discovered, announced, disclosed or otherwise becomes known to Hanes between (and including) the date of this deed and 8.00am on the Second Court Date.

3.2	Best endeavours

(a)	Hanes undertakes to Pacific Brands to use its best endeavours to procure that each of the conditions precedent in clauses 3.1(a) (FIRB Approval) and 3.1(g) (Hanes Representations and Warranties) is satisfied as soon as practicable after the date of this deed and continue to be satisfied until the last time that the relevant clause requires it to be satisfied.

(b)	Pacific Brands undertakes to Hanes to use its best endeavours to:

(1)	procure that the conditions precedent in clauses 3.1(c) (Performance Rights), 3.1(f) (Pacific Brands Representations and Warranties) and clause 3.1(h) (No Prescribed Occurrence) are satisfied in accordance with their terms and continues to be satisfied until the last time that the relevant clause requires it to be satisfied; and

(2)	ensure there is no occurrence within its control or the control of any of its Subsidiaries that would constitute a Material Adverse Change.

(c)	Pacific Brands will not be in breach of its obligations in clause 3.2(b) to the extent that it takes an action or omits to take an action:

(1)	as is expressly required, permitted or permitted not to be done under or in accordance with this deed;

(2)	in response to a Competing Transaction as permitted by clause 10;

(3)	which has been fairly disclosed to Hanes in the Due Diligence Material or to ASX prior to the date of this deed; or

(4)	which has been consented to in writing by Hanes (such consent not to be unreasonably withheld).

(d)	Each party undertakes to use its best endeavours to procure that there is no occurrence within the control of Pacific Brands or Hanes (as the context requires) that would prevent a condition precedent in clause 3.1, which such party must use best endeavours to satisfy, being satisfied in accordance with its terms.

(e)	Without limiting this clause 3.2:

(1)	Hanes must promptly apply for FIRB Approval;

(2)	each party must take all steps it is responsible for as part of obtaining such approval, including responding to requests for information from relevant Government Agencies at the earliest practicable time;

(3)	each party must provide the other party with all information reasonably requested in connection with the applications for such approval (provided any commercially sensitive information may be redacted or excluded);

3 Conditions precedent and pre-implementation steps

(4)	each party must keep the other party informed of the progress in relation to obtaining such approval, including any matters raised or conditions or other arrangements proposed by relevant Government Agencies; and

(5)	Hanes must agree or accept any standard undertakings and conditions referred to in Annexure A of the Treasurer’s announcement of 22 February 2016.

(f)	Subject to clause 3.2(e)(5), nothing in clauses 3.1(a) or 3.2 requires Hanes to offer to FIRB, or to otherwise accept or agree, any undertakings, commitments or conditions in order to obtain FIRB Approval that would adversely affect the economics of the Transaction for Hanes (disregarding any impact which is de minimus).

3.3	Waiver of conditions precedent

(a)	The conditions precedent in clauses 3.1(a) (FIRB Approval), 3.1(b) (Restraints), 3.1(d) (Court Approval) and 3.1(e) (Shareholder Approval) cannot be waived.

(b)	The conditions precedent in clauses 3.1(c) (Performance Rights), 3.1(f) (Pacific Brands Representations and Warranties), 3.1(h) (No Prescribed Occurrence) and 3.1(i) (No Material Adverse Change) are for the sole benefit of Hanes and may only be waived by Hanes (in its absolute discretion) in writing.

(c)	The condition precedent in clause 3.1(g) (Hanes Representations and Warranties) is for the sole benefit of Pacific Brands and may only be waived by Pacific Brands (in its absolute discretion) in writing.

(d)	If a party waives the breach or non-satisfaction of any of the Conditions Precedent in clause 3.1, that waiver does not prevent that party from taking action against the other party for any breach of this deed that resulted in the breach or non-satisfaction of the relevant Condition Precedent.

(e)	Waiver of a breach or non-fulfilment in respect of one condition precedent does not constitute:

(1)	a waiver of breach or non-fulfilment of any other condition precedent resulting from the same event; or

(2)	a waiver of breach or non-fulfilment of that condition precedent resulting from any other event.

3.4	Termination on failure of condition precedent

(a)	If any event occurs which would, or in fact does, prevent a condition precedent in clause 3.1 from being satisfied and that condition precedent is not waived by Pacific Brands or Hanes or both (as applicable) in accordance with clause 3.3, the parties must consult in good faith to:

(1)	determine whether the Transaction may proceed by way of alternative means or methods;

(2)	change the date of the application made to the Court for an order under section 411(4)(b) of the Corporations Act approving the Scheme or adjourning that application (as applicable) to another date agreed by Pacific Brands and Hanes (being a date no later than 5 Business Days before the End Date); or

(3)	extend the relevant date or End Date.

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(b)	If the parties are unable to reach agreement under clause 3.4(a) within 5 Business Days of becoming aware of the relevant occurrence or relevant date or by the End Date, then unless that condition precedent is waived by Pacific Brands or Hanes or both as provided in clause 3.3, either party may terminate this deed without any liability (except under clause 11 (Payment of Costs), if applicable) to the other party because of that termination, unless the relevant occurrence or the failure of the condition precedent to be satisfied, or of the Scheme to become Effective, arises out of a breach by the terminating party.

(c)	Subject to any rights or obligations arising under or pursuant to clauses that are expressed to survive termination, on termination of this deed, no party shall have any rights against or obligations to any other party under this deed except for those rights and obligations which accrued prior to termination.

(d)	If the condition in clause 3.1(e) (Shareholder Approval) is not satisfied only because of a failure to obtain the majority required by section 411(4)(a)(ii)(A) of the Corporations Act, then either party may by written notice within 3 Business Days after the date of the conclusion of the Scheme Meeting require the approval of the Court to be sought, pursuant to the Court’s discretion in that section, provided the party has in good faith formed the view that the prospect of the Court exercising its discretion in that way is reasonable. If approval is given, the condition in clause 3.1(e) (Shareholder Approval) is deemed to be satisfied for all purposes.

3.5	Certain notices

(a)	If Pacific Brands or Hanes becomes aware that any condition precedent has been satisfied, it must promptly notify the other in writing of this fact.

(b)	If, before the time specified for satisfaction of a condition precedent, an event or occurrence that will prevent, or is likely to prevent, that condition precedent being satisfied occurs, the party with knowledge of that event must promptly give the other party written notice of that event or occurrence.

(c)	If a condition precedent is not satisfied or waived by the time and date specified for satisfaction of that condition precedent, then, unless there is no reasonable prospect that the condition precedent will be satisfied before the End Date, Pacific Brands must, after consultation with Hanes, make an application to defer the Second Court Date until such time (being not later than the Business Day before the End Date) as reasonably required to enable the relevant condition precedent to be satisfied.

(d)	Pacific Brands and Hanes (as the case may be) must promptly notify each other in writing of any fact, matter, change, event or circumstance causing, or which, so far as can reasonably be foreseen, would cause:

(1)	a representation or warranty provided in this deed by a relevant party to be false or misleading in any material respect;

(2)	a breach or non-satisfaction of any of the Conditions Precedent; or

(3)	a material breach of this deed by a relevant party.

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4	Transaction steps

4.1	Scheme

Pacific Brands must propose a scheme of arrangement under which all of the Scheme Shares will be transferred to Hanes and the Scheme Shareholders will be entitled to receive the Scheme Consideration.

4.2	Scheme Consideration

(a)	The consideration to be provided by Hanes or its nominee appointed in accordance with clause 2.2 (as applicable) in respect of each Scheme Share is:

(1)	$1.15; less

(2)	the cash amount of the Special Dividend on a per Pacific Brands Share basis,

(the Scheme Consideration).

(b)	Each Scheme Shareholder is entitled to receive the Scheme Consideration in respect of each Scheme Share held by that Scheme Shareholder subject to and in accordance with the terms of this deed and the Scheme.

4.3	Payment of Scheme Consideration

Subject to the terms and conditions of this deed and the Scheme, Hanes undertakes and warrants to Pacific Brands (in its own right and separately as trustee or nominee for each of the Scheme Shareholders) that, in consideration of the transfer to Hanes of each Pacific Brands Share held by a Scheme Shareholder at the Scheme Record Date under the terms of the Scheme, Hanes will on the Implementation Date:

(a)	accept or procure that its nominee appointed in accordance with clause 2.2 (as applicable) accept that transfer; and

(b)	pay or procure the payment of the Scheme Consideration in accordance with the Scheme.

4.4	No amendment to Scheme without consent

Pacific Brands must not consent to any modification of, or amendment to, or the making or imposition by the Court of any condition in respect of, the Scheme without the prior written consent of Hanes (such consent not to be unreasonably withheld).

4.5	Special dividend

Notwithstanding anything in this deed:

(a)	after consultation with Hanes, Pacific Brands may declare and pay a fully franked special dividend to Pacific Brands Shareholders up to such amount as will reduce the franking account of Pacific Brands as at the Implementation Date to nil (Special Dividend);

(b)	the Scheme Consideration will be reduced by the cash value of the Special Dividend in accordance with clause 4.2(a) (but not by any value attributed to any franking credits attached to the Special Dividend); and

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(c)	the record date for the Special Dividend must occur before the Scheme Record Date and otherwise on a date agreed between the parties.

5	Implementation

5.1	Obligations of both parties – certificate

At the hearing on the Second Court Date, Pacific Brands and Hanes must provide to the Court a certificate confirming whether or not the conditions precedent in clause 3.1 (other than the condition in clause 3.1(d) (Court Approval)) have been satisfied or waived in accordance with this deed. A draft of such certificate shall be provided by each party to the other party by 3.00pm on the Business Day prior to the Second Court Date.

5.2	Obligations of both parties – timing

(a)	Subject to clause 5.2(b), the parties must use their best endeavours to:

(1)	comply with their respective obligations under this clause 5; and

(2)	take all necessary steps and exercise all rights necessary to implement the Transaction,

in accordance with the Timetable.

(b)	Failure by a party to meet any timeframe or deadline set out in the Timetable will not constitute a breach of clause 5.2(a).

(c)	Each party must keep the other informed about their progress against the Timetable and notify each other if it believes that any of the dates in the Timetable are not achievable.

(d)	To the extent that any of the dates or timeframes set out in the Timetable become not achievable due to matters outside of a party’s control, the parties will consult in good faith to agree to any necessary extension to ensure such matters are completed within the shortest possible timeframe.

5.3	Pacific Brands’ obligations

Without limiting the general nature of clause 2.1, Pacific Brands must execute all documents and do all acts and things within its power as may be reasonably necessary or desirable for the implementation of the Transaction on a basis consistent with this deed and as expeditiously as possible and in particular Pacific Brands must:

(a)	announce recommendation of Scheme: following execution of this deed, announce, in a form agreed between Pacific Brands and Hanes, that each of the directors of Pacific Brands:

(1)	intends to recommend to Pacific Brands Shareholders that the Scheme be approved; and

(2)	who holds Pacific Brands Shares intends to vote his or her Pacific Brands Shares in favour of the Scheme,

subject to:

(3)	the Independent Expert’s Report concluding and continuing to conclude that the Scheme is in the best interests of Pacific Brands Shareholders; and

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(4)	there being no Superior Proposal;

(b)	preparation of Scheme Booklet: subject to clause 5.3(k), as soon as practicable after the date of this deed, prepare and despatch the Scheme Booklet:

(1)	in accordance with all applicable laws and in particular with the Corporations Act, the Corporations Regulations, RG 60 and the Listing Rules; and

(2)	unless there has been a change of recommendation, include in the Scheme Booklet a statement by the Pacific Brands Board:

(A)	unanimously recommending that Pacific Brands Shareholders vote in favour of the Scheme subject to the Independent Expert’s Report continuing to conclude that the Scheme is in the best interests of Pacific Brands Shareholders and there being no Superior Proposal; and

(B)	that each Pacific Brands Board member who hold Pacific Brands Shares intends to vote his or her Pacific Brands Shares in favour of the Scheme subject to the Independent Expert’s Report continuing to conclude that the Scheme is in the best interests of Pacific Brands Shareholders and there being no Superior Proposal;

(c)	section 411(17)(b) statement: apply to ASIC for the production of:

(1)	a letter stating that it does not intend to appear at the First Court Date; and

(2)	a statement under section 411(17)(b) of the Corporations Act stating that ASIC has no objection to the Scheme;

(d)	Court documents: consult with Hanes in relation to the content of the documents required for the purposes of the Court hearings held for the purposes of sections 411(1) and 411(4)(b) of the Corporations Act in relation to the Scheme (including originating processes, affidavits, submissions and draft minutes of Court orders), and consider in good faith any comments on or suggested amendments to those documents from Hanes or its Representatives prior to filing those documents with the Court;

(e)	Court direction: promptly apply to the Court for orders directing Pacific Brands to convene the Scheme Meeting;

(f)	Scheme Meeting: convene the Scheme Meeting to agree to the Scheme in accordance with the orders made by the Court pursuant to section 411(1) of the Corporations Act;

(g)	Court approval: (subject to all conditions precedent in clause 3.1, other than the condition in clause 3.1(d) (Court Approval), being satisfied or waived in accordance with this deed) promptly apply to the Court for orders approving the Scheme as agreed to by the Pacific Brands Shareholders at the Scheme Meeting;

(h)	lodge copy of Court order: lodge with ASIC an office copy of the Court order approving the Scheme as agreed to by the Pacific Brands Shareholders at the Scheme Meeting on the day such office copy is received (or such later date as agreed in writing by Hanes);

(i)	Scheme Consideration: close the Share Register as at the Scheme Record Date and determine entitlements to the Scheme Consideration in accordance with the Scheme and the Deed Poll;

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(j)	transfer and registration: subject to the Scheme Consideration having been paid to Pacific Brands:

(1)	execute, on behalf of Scheme Shareholders, instruments of transfer of Pacific Brands Shares held by Scheme Shareholders to Hanes or its nominee appointed in accordance with clause 2.2 (as applicable); and

(2)	register all transfers of Pacific Brands Shares held by Scheme Shareholders to Hanes on, or as soon as practicable after, the Implementation Date;

(k)	consultation with Hanes: consult with Hanes as to the content and presentation of the Scheme Booklet including:

(1)	providing to Hanes drafts of the Scheme Booklet for the purpose of enabling Hanes to review and comment on those draft documents (accepting that any review of the Independent Expert’s Report is limited to review for factual accuracy of those parts that include information relating to Hanes);

(2)	taking all comments made by Hanes into account in good faith when producing a revised draft of the Scheme Booklet;

(3)	providing to Hanes a revised draft of the Scheme Booklet within a reasonable time before the draft of the Scheme Booklet which is provided to ASIC for approval pursuant to section 411(2) of the Corporations Act is finalised;

(4)	obtaining written approval from Hanes for the form and content in which the Hanes Information appears in the Scheme Booklet; and

(5)	confirming in writing to Hanes that, as far as the Pacific Brands Board is aware (having made all reasonable enquiries), the Pacific Brands Information in the Scheme Booklet does not contain any material statement that is false or misleading in a material respect including because of any material omission from that statement;

(l)	ASIC review: keep Hanes informed of any matters raised by ASIC in relation to the Scheme Booklet, and use reasonable endeavours to take into consideration in resolving such matters any issues raised by Hanes;

(m)	Independent Expert: promptly appoint the Independent Expert and provide assistance and information reasonably requested by the Independent Expert to enable it to prepare its report for the Scheme Booklet as soon as practicable;

(n)	representation: procure that it is represented by counsel at the Court hearings convened for the purposes of sections 411(1) and 411(4)(b) of the Corporations Act, at which through its counsel, Pacific Brands will undertake (if requested by the Court) to do all such things and take all such steps within its power as are necessary in order to ensure the fulfilment of its obligations under this deed and the Scheme;

(o)	compliance with laws: do everything reasonably within its power to ensure that the Transaction is effected in accordance with all applicable laws and regulations;

(p)

update Pacific Brands Information: until the date of the Scheme Meeting, promptly update or supplement the Scheme Booklet with, or if the parties agree, otherwise inform the market by way of announcement of, any information that arises after the Scheme Booklet has been despatched that is necessary to ensure that the Scheme Booklet does not contain any material statement that is false or misleading in a material respect including because of any material omission from that statement and seek the Court’s approval for the despatch of

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any updated or supplementary Scheme Booklet. Pacific Brands must consult with Hanes as to the content and presentation of any updated or supplementary Scheme Booklet in the manner contemplated by clause 5.3(k);

(q)	listing: not do anything to cause Pacific Brands Shares to cease being quoted on the ASX or to become permanently suspended from quotation prior to completion of the Transaction unless Hanes has agreed in writing;

(r)	suspension of trading: apply to ASX to suspend trading in Pacific Brands Shares with effect from the close of trading on the Effective Date; and

(s)	delisting: if directed by Hanes in writing at any time after the Implementation Date, Pacific Brands must take all steps necessary for Pacific Brands to be removed from the official list of ASX and NZX, including lodging a request for removal with ASX and NZX and satisfying any conditions reasonably requested by ASX and NZX (as applicable) for them to act on that request.

5.4	Hanes’ obligations

Without limiting the general nature of clause 2.1, Hanes must execute all documents and do all acts and things within its power as may be reasonably necessary or desirable for the implementation of the Transaction on a basis consistent with this deed and as expeditiously as possible, and in particular Hanes must:

(a)	Hanes Information: prepare and promptly provide to Pacific Brands the Hanes Information for inclusion in the Scheme Booklet and consent to the inclusion of that information in the Scheme Booklet;

(b)	Update Hanes Information: promptly provide to Pacific Brands any information that arises after the Scheme Booklet has been despatched and until the date of the Scheme Meeting that may be necessary to ensure that the Scheme Booklet, in relation to the Hanes Information in it, does not contain any material statement that is false or misleading in a material respect including because of any material omission;

(c)	review of Scheme Booklet: review the drafts of the Scheme Booklet prepared by Pacific Brands and provide comments promptly on those drafts in good faith;

(d)	Independent Expert’s Report: provide any assistance or information reasonably requested by the Independent Expert in connection with the preparation of the Independent Expert’s Report to be sent together with the Scheme Booklet;

(e)	representation: procure that it is represented by counsel at the Court hearings convened for the purposes of sections 411(1) and 411(4)(b) of the Corporations Act, at which through its counsel, Hanes will undertake (if requested by the Court) to do all such things and take all such steps within its power as are necessary in order to ensure the fulfilment of its obligations under this deed and the Scheme;

(f)	Deed Poll: no later than the Business Day prior to the First Court Date, enter into the Deed Poll;

(g)	accuracy of Hanes Information: before a draft of the Scheme Booklet is lodged with ASIC, and again before the Scheme Booklet is despatched to Pacific Brands Shareholders, confirm to Pacific Brands the accuracy and completeness of the Hanes Information in the Scheme Booklet, including that, as far as Hanes is aware (having made all reasonable enquiries), the Hanes Information does not contain any material statement that is false or misleading in a material respect including because of any material omission;

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(h)	Share transfer: if the Scheme becomes Effective, accept or procure acceptance of a transfer of the Pacific Brands Shares as contemplated by clause 4.3(a); and

(i)	Scheme Consideration: if the Scheme becomes Effective, procure the provision of the Scheme Consideration in the manner and amount contemplated by clause 4 and the terms of the Scheme.

5.5	Content of Scheme Booklet

(a)	The parties agree that the Scheme Booklet will contain statements to the effect that:

(1)	Pacific Brands is responsible for the Pacific Brands Information;

(2)	Hanes is responsible for the Hanes Information (and no other part of the Scheme Booklet); and

(3)	the Independent Expert is responsible for the Independent Expert’s Report.

(b)	If the parties disagree on the form or content of the Scheme Booklet, they must consult in good faith to try to settle an agreed form and content of the Scheme Booklet.

(c)	If within two Business Days of the consultation referred to in paragraph (b) above having commenced there is still no agreement between the parties, the final form and content of the Scheme Booklet shall be determined by Pacific Brands, acting reasonably, provided that if Hanes disagrees with such final form and content:

(1)	Pacific Brands must include a statement to that effect in the Scheme Booklet; and

(2)	if Pacific Brands’ concerns relate to Hanes Information, Pacific Brands must not include that Hanes Information to the extent that Hanes disagrees with the final form and content.

5.6	Conduct of business

(a)	From the date of this deed up to and including the Implementation Date, for so long as the majority of the Pacific Brands Board continues to recommend Pacific Brands Shareholders to vote in favour of the Scheme, Pacific Brands must conduct, and must ensure that its Related Bodies Corporate conduct, their businesses in the ordinary and proper course of business, in substantially the same manner and at the same locations as previously conducted and, where appropriate for that purpose, use best efforts to:

(1)	preserve intact current business organisations;

(2)	keep available the services of its current officers and employees;

(3)	maintain and preserve its relationships and contracts with customers, suppliers, licensors, licensees and others having business dealings with it;

(4)	maintain and preserve its relationships with Government Agencies;

(5)	maintain its business and assets, including maintaining at least its current level of insurance; and

(6)	keep Hanes informed of the conduct of the Pacific Brands Group’s business by providing in a timely manner to Hanes financial and

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operational reports provided to the Pacific Brands Board (but excluding information relating to Pacific Brands’ directors’ and management’s consideration of the Scheme or any Competing Transaction), except to the extent that:

(7)	it is expressly required to do, permitted to do or is permitted not to do, that thing under or in accordance with this deed;

(8)	it is undertaken in response to a Competing Transaction as permitted by clause 10;

(9)	it has been fairly disclosed to Hanes in the Due Diligence Material or to ASX prior to the date of this deed; or

(10)	it has been consented to in writing by Hanes (such consent not to be unreasonably withheld).

(b)	Without limiting clause 5.6(a), but for the avoidance of doubt subject to clauses 5.6(a)(7) to 5.6(a)(10), Pacific Brands must not, and must ensure that its Related Bodies Corporate do not, other than with the prior written consent of Hanes, such consent not to be unreasonably withheld or delayed:

(1)	dispose, agree to dispose, offer to dispose or announce a bid for the disposal of any securities, business, asset, interest in a joint venture, entity or undertaking, the price or value of which exceeds $5 million (individually or in aggregate), to any person other than another entity within the Pacific Brands Group, excluding a disposal which was approved by the Pacific Brands Board prior to the date of this deed and has been fairly disclosed to Hanes in the Due Diligence Materials;

(2)	acquire, agree to acquire, offer to acquire or announce a bid for the acquisition of any securities, business, asset, interest in a joint venture, entity or undertaking, the price or value which exceeds $5 million (individually or in aggregate), from another person other than another entity within the Pacific Brands Group, excluding an acquisition, or any capital expenditure or project expenditure which was approved by the Pacific Brands Board prior to the date of this deed and has been fairly disclosed to Hanes in the Due Diligence Materials;

(3)	enter into a line of business which is materially different to the business in which the Pacific Brands Group engages as at the date of this deed, whether by way of acquisition or otherwise;

(4)	sell or grant any interest in any brand of the Pacific Brands Group to a Third Party;

(5)	license any brand of the Pacific Brands Group to a Third Party other than in the ordinary course of business where the licence is for a term of less than 2 years;

(6)	terminate, enter into, renew, extend or materially alter or amend any:

(A)	customer contract with a term of more than 12 months;

(B)	sourcing contract with a term of more than 9 months; or

(C)	other contract in the ordinary course of business requiring payments by the Pacific Brands Group of more than $5 million in aggregate under the contract, other than relating to the purchase of inventory, leases and hedging arrangements (to deliver up to 90% cover for forecast settlements for a rolling 12 month forward period) in the ordinary course of business;

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(7)	enter into a joint venture or strategic partnership with any person where the contractually committed investment by the Pacific Brands Group exceeds $5 million (individually or in aggregate);

(8)	undertake any capital expenditure or project expenditure which would result in aggregate capital expenditure for the Pacific Brands Group in the relevant financial year exceeding the forecast contained in the Due Diligence Material (being contained in documents numbered 4.02 160314 (F16 8+4 Forecast.pdf re F16 capex) and 4.04 160411 (Revised LTP Model.xls re F17 capex)) by more than $5 million;

(9)	either:

(A)	enter into a new contract with a potential director, officer, executive or employee of the Pacific Brands Group (other than to replace an employee who has ceased to be an employee of the Pacific Brands Group) in respect of which the fixed annual remuneration (being the total of base remuneration, car allowance and superannuation) payable to that potential director, officer, executive or employee is in excess of $200,000 per annum; or

(B)	alter, vary or amend a contract with an existing director, officer, executive or employee of the Pacific Brands Group to increase any compensation or benefits payable (other than in the ordinary course of business, pursuant to contractual arrangements in effect as at the date of this deed or otherwise pursuant to any statutory requirements);

(10)	enter into, renew, alter, vary or amend any enterprise bargaining agreement other than pursuant to contractual arrangements in effect on the date of this deed;

(11)	pay any of its directors or employees a termination or retention payment other than in accordance with contractual arrangements in effect on the date of this deed, which are fairly disclosed to Hanes in the Due Diligence Materials, but this restriction does not apply to the following payments made to employees who are not members of the executive leadership team:

(A)	termination payments consistent with the Pacific Brands Group’s past practice; and

(B)	retention payments not exceeding $500,000 in aggregate;

(12)	settle or offer to settle any legal proceedings, claim, investigation, arbitration or other like proceeding where the settlement amount exceeds $1 million;

(13)	waive any material third party default where the financial impact on the Pacific Brands Group will be in excess of $1 million (individually or in aggregate), other than in relation to customer trading in accordance with the ordinary course of business;

(14)	accept as a compromise of a matter less than the full compensation due to a member of the Pacific Brands Group where the financial impact of the compromise on the Pacific Brands Group is more than $5 million (individually or in aggregate), other than in relation to customer trading in accordance with the ordinary course of business;

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(15)	provide financial accommodation other than to Pacific Brands Group Members (irrespective of what form of financial indebtedness that accommodation takes) in excess of $1 million (individually or in aggregate), except in respect of security interests given in the ordinary course (such as guarantees under lease arrangements) and the accommodation given to trade creditors;

(16)	enter into, or resolve to enter into, a transaction with any related party of Pacific Brands (other than a related party which is a member of the Pacific Brands Group) as defined in section 228 of the Corporations Act;

(17)	enter into, renew, extend, alter or vary any agreement or arrangement relating to:

(A)	the award of any payment, bonus, incentive, severance, pay or pension contribution to any director, officer or key management personnel of the Pacific Brands Group, but for the avoidance of doubt nothing prevents the ability of the Pacific Brands Board to at any time following 30 June 2016 determine to pay up to 100% of the short term incentive payments that may be payable in respect of the financial year ending 30 June 2016 pursuant to the short term incentive plan in effect as at the date of this deed in the ordinary course of business (except that payments may occur earlier than usual due to the Transaction); or

(B)	the appointment of, or any fees payable to, any Financial Advisor,

other than in accordance with contractual arrangements in effect on the date of this deed and which are fairly disclosed to Hanes in the Due Diligence Materials;

(18)	a Pacific Brands Group Member changing any accounting policy applied by them to report their financial position other than any change in policy required by a change in accounting standards; or

(19)	authorise, commit or agree to do any of the matters set out above.

5.7	Integration planning

(a)	Pacific Brands must, and must cause each of the Pacific Brands Group Members to, provide Hanes and its Representatives with reasonable and timely access to information (subject to any existing confidentiality obligations owed to third parties or any other applicable legal restriction) and members of the executive leadership team of Pacific Brands as reasonably requested by Hanes and agreed by Pacific Brands’ chief executive officer at mutually convenient times for the sole purpose of:

(1)	facilitating Hanes to develop plans for Pacific Brands’ operations following implementation of the Scheme;

(2)	implementation of the Transaction; or

(3)	any other purpose agreed between the parties in writing,

(b)	provided that:

(1)	to the extent practicable, information will be made available via the data room;

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(2)	nothing in this clause will require Pacific Brands to provide information concerning Pacific Brands’ directors and management’s consideration of the Scheme or any Competing Transaction; and

(3)	it does not, in the reasonable opinion of Pacific Brands, result in unreasonable disruptions to the Pacific Brands Group’s business or require Pacific Brands to make further disclosure to any other entity or Government Agency.

(c)	The obligations pursuant to clause 5.7(a) commence from the date that is 19 days from the date of this deed and cease to operate upon a majority of the Pacific Brands Board changing or withdrawing their recommendation that Pacific Brands Shareholders vote in favour of the Scheme, or recommending a Competing Transaction.

5.8	Change of control provisions

As soon as practicable after the date of this deed, Pacific Brands and Hanes must seek to identify any change of control, unilateral termination rights or notification rights in material leases and material contracts to which Pacific Brands or a Pacific Brands Group Member is party which may be required by, triggered by or exercised in response to the implementation of the Transaction. In respect of those leases and contracts:

(a)	Pacific Brands and Hanes will agree a proposed course of action (which, among other things, will have due regard to applicable legal restrictions) and then Pacific Brands will initiate contact, including joint discussions if required, with the relevant landlords and counterparties and request that they provide any consents or confirmations required or appropriate. Hanes must not contact any landlords or counterparties (other than any landlords or counterparties that Hanes has a pre-existing relationship with prior to the date of this deed in relation to matters not related to the Transaction) without Pacific Brands present or without Pacific Brands’ prior written consent (which is not to be unreasonably withheld or delayed).

(b)	Pacific Brands must take all reasonable action necessary to give any notifications required or obtain such consents or confirmations as expeditiously as possible, including by promptly providing any information reasonably required by counterparties.

(c)	Hanes must cooperate with, and provide reasonable assistance to, Pacific Brands to obtain such consents or confirmations as expeditiously as possible, including by promptly providing any information reasonably required by counterparties.

(d)	A failure by a Pacific Brands Group Member to obtain any third party consent or confirmation, or the exercise of a termination right, will not constitute a breach of this deed by Pacific Brands and, together with any consequences that arise, will be disregarded when assessing the operation of any other provision of this deed.

5.9	Pacific Brands Board recommendation

(a)	Pacific Brands must use its best endeavours to procure that the Pacific Brands Board collectively, and the Pacific Brands Board Members individually, do not change, withdraw or modify its, his or her recommendation to vote in favour of the Scheme, unless:

(1)	the Independent Expert provides a report to Pacific Brands (including either the Independent Expert’s Report or any update or supplement to it) that concludes that the Scheme is not in the best interest of Scheme Shareholders; or

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(2)	Pacific Brands has received, other than as a result of a breach of clause 10 (Exclusivity), a Superior Proposal.

(b)	Customary qualifications and explanations made in relation to a recommendation to vote in favour of the Scheme to the effect that the recommendation is made in the absence of a Superior Proposal and subject to the Independent Expert’s Report concluding and continuing to conclude that the Scheme is in the best interests of Pacific Brands Shareholders will not be regarded as a failure to make, or a withdrawal of, a recommendation in favour of the Scheme.

(c)	To the extent practicable, Pacific Brands will consult with Hanes if it becomes aware of any circumstances (including the receipt or expected receipt of an unfavourable report from the Independent Expert) which may lead to one or more Pacific Brands Board Members changing, withdrawing or modifying his or her recommendation to vote in favour of the Scheme (other than such circumstances as provided for in clauses 10.5 (Notification of approaches) and 10.6 (Matching right) which shall be regulated by those clauses).

5.10	Appointment of directors

On the Implementation Date, but subject to the Scheme Consideration having been paid to the Scheme Shareholders and receipt by Pacific Brands of signed consents to act, Pacific Brands must:

(a)	take all actions necessary to appoint the persons nominated by Hanes as new directors of Pacific Brands and new directors of each member of the Pacific Brands Group;

(b)	procure that all Pacific Brands’ directors (other than the managing director and new directors appointed pursuant to paragraph 5.10(a)) resign from the Pacific Brands Board, by notice in writing which acknowledges that such Pacific Brands director has no outstanding claims (other than any outstanding fees or expenses that accrued prior to the resignation) against any Pacific Brands Group Member as at the date of the resignation; and

(c)	ensure that all directors on the boards of Pacific Brands’ Subsidiaries that Hanes requests prior to the Implementation Date resign from the respective Pacific Brands Group Member Board by notice in writing which acknowledges that such director has no outstanding claims in his or her capacity as a director against any Pacific Brands Group Member as at the date of the resignation, in each case in accordance with the respective constitution, the Corporations Act and the Listing Rules.

5.11	Deeds of indemnity and insurance

(a)	Subject to the Scheme becoming Effective and the Transaction completing, Hanes undertakes in favour of Pacific Brands and each other person who is a Pacific Brands Indemnified Party that it will:

(1)	subject to clause 5.11(d), for a period of 7 years from the Implementation Date, ensure that the constitutions of Pacific Brands and each other Pacific Brands Group Member continue to contain such rules as are contained in those constitutions at the date of this deed that provide for each company to indemnify each of its directors and officers against any liability incurred by that person in his or her capacity as a director or officer of the company to any person other than a Pacific Brands Group Member; and

6 Representations and warranties

(2)	procure that Pacific Brands and each other Pacific Brands Group Member complies with any deeds of indemnity, access and insurance made by them in favour of their respective directors and officers from time to time and without limiting the foregoing, ensure that directors’ and officers’ run-off insurance cover for such directors and officers is maintained, subject to clause 5.11(d), for a period of 7 years from the retirement date of each director and officer.

(b)	The undertakings contained in clause 5.11(a) are subject to any Corporations Act restriction, or any restriction in the law of a jurisdiction in which an entity is incorporated, and will be read down accordingly.

(c)	Pacific Brands receives and holds the benefit of clause 5.11(a), to the extent it relates to the other Pacific Brands Indemnified Parties, as trustee for them.

(d)	The undertakings contained in clause 5.11(a) are given until the earlier of the end of the relevant period specified in clause 5.11(a) or the relevant Pacific Brands Group Member ceasing to be part of the Hanes Group.

5.12	Performance Rights

(a)	Pacific Brands must:

(1)	give effect to the treatment of Performance Rights in the manner fairly disclosed in writing to Hanes prior to the date of this deed, with any vesting, cancellation or payment to be subject to the Scheme becoming Effective; and

(2)	ensure that, before the Scheme Record Date, all Performance Rights vest, lapse or are cancelled.

(b)	Pacific Brands represents and warrants to Hanes that the objective of taking the steps described in clause 5.12 is to ensure that upon implementation of the Scheme, Hanes will hold 100% of the securities and issued capital of Pacific Brands.

6	Representations and warranties

6.1	Pacific Brands’ representations and warranties

Pacific Brands represents and warrants to Hanes (in its own right and separately as trustee or nominee for each of the other Hanes Indemnified Parties) each of the Pacific Brands Representations and Warranties.

6.2	Pacific Brands’ indemnity

Pacific Brands agrees with Hanes (in its own right and separately as trustee or nominee for each of the other Hanes Indemnified Parties) to indemnify the Hanes Indemnified Parties from any claim, action, damage, loss, liability, cost, expense or payment of whatever nature and however arising which Hanes or any of the other Hanes Indemnified Parties suffers, incurs or is liable for arising out of any breach of any of the Pacific Brands Representations and Warranties.

7 Releases

6.3	Hanes’ representations and warranties

Hanes represents and warrants to Pacific Brands (in its own right and separately as trustee or nominee for each of the other Pacific Brands Indemnified Parties) each of the Hanes Representations and Warranties.

6.4	Hanes’ indemnity

Hanes agrees with Pacific Brands (in its own right and separately as trustee or nominee for each of the other Pacific Brands Indemnified Parties) to indemnify the Pacific Brands Indemnified Parties against any claim, action, damage, loss, liability, cost, expense or payment of whatever nature and however arising which Pacific Brands or any of the other Pacific Brands Indemnified Parties suffers, incurs or is liable for arising out of any breach of any of the Hanes Representations and Warranties.

6.5	Qualifications on Pacific Brands’ representations, warranties and indemnities

The Pacific Brands Representations and Warranties in clause 6.1 and the indemnity in clause 6.2 are each subject to matters that have been fairly disclosed to ASX prior to the date of this deed, in a document lodged with ASIC prior to the date of this deed or fairly disclosed to Hanes in the Due Diligence Materials.

6.6	Survival of representations

Each representation and warranty referred to in clauses 6.1 and 6.3:

(a)	is severable; and

(b)	survives the termination of this deed.

6.7	Survival of indemnities

Each indemnity in this deed (including those in clauses 6.2 and 6.4):

(a)	is severable;

(b)	is a continuing obligation;

(c)	constitutes a separate and independent obligation of the party giving the indemnity from any other obligations of that party under this deed; and

(d)	survives the termination of this deed.

6.8	Timing of warranties

Each representation and warranty made or given under clauses 6.1 and 6.3 is given at the date:

(a)	of this deed;

(b)	the Scheme Booklet is despatched to Pacific Brands Shareholders;

(c)	the Scheme Meeting is held; and

(d)	of the Second Court Date,

unless that representation or warranty is expressed to be given at a particular time, in which case it is given at that time.

7 Releases

7	Releases

7.1	Pacific Brands directors and officers

(a)	Hanes releases its rights, and agrees with Pacific Brands that it will not make a claim, against any Pacific Brands Indemnified Party (other than Pacific Brands or its Related Bodies Corporate) as at the date of this deed in connection with:

(1)	any breach of any representations, covenants and warranties of Pacific Brands; or

(2)	any disclosures containing any statement which is false or misleading whether in content or by omission,

except where that Pacific Brands Indemnified Party has not acted in good faith or has engaged in wilful misconduct or fraud.

(b)	This clause is subject to any Corporations Act restriction and will be read down accordingly. Pacific Brands receives and holds the benefit of this clause to the extent it relates to each other Pacific Brands Indemnified Party as trustee for each of them.

7.2	Hanes directors and officers

(a)	Pacific Brands releases its rights, and agrees with Hanes that it will not make a claim, against any Hanes Indemnified Party (other than Hanes) as at the date of this deed in connection with:

(1)	any breach of any representations, covenants and warranties of Hanes or any member of the Hanes Group in this deed; or

(2)	any disclosure containing any statement which is false or misleading whether in content or by omission,

except where that Hanes Indemnified Party has not acted in good faith or has engaged in wilful misconduct or fraud.

(b)	This clause is subject to any Corporations Act restriction and will be read down accordingly. Hanes receives and holds the benefit of this clause to the extent it relates to each other Hanes Indemnified Party as trustee for each of them.

8	Public announcements

(a)	Immediately after the execution of this deed, Pacific Brands and Hanes must issue public announcements in a form agreed between the parties.

(b)	Each party may make further announcements regarding the Transaction as it decides. To the extent reasonably practicable, each party will consult with the other about such announcements, give the other as much time as is reasonably practicable to consider any proposed announcement and take in account each other’s comments.

9 Confidentiality

9	Confidentiality

9.1	Confidentiality Deed

Pacific Brands and Hanes acknowledge and agree that:

(a)	they continue to be bound by the Confidentiality Deed after the date of this deed; and

(b)	notwithstanding any other provision of this deed or the Confidentiality Deed, each of Hanes and Pacific Brands may use and disclose Confidential Information (as defined in the Confidentiality Deed) in the circumstances contemplated by this deed, or otherwise as they reasonably consider necessary for the purpose of proposing and implementing the Transaction.

9.2	Survival of obligations

The rights and obligations of the parties under the Confidentiality Deed survive termination of this deed.

10	Exclusivity

10.1	No existing discussions

Pacific Brands represents and warrants to Hanes that it, and its Representatives are not as at the date of this deed in negotiations or discussions with any third party (whether individually or together with one or more associates) in relation to, or which could reasonably be expected to encourage or lead to the making of an actual, proposed or potential Competing Transaction.

10.2	No-talk

Subject to clause 10.4, during the Restricted Period, Pacific Brands must not, and must ensure that none of its Related Bodies Corporate and none of their Representatives (including for the avoidance of doubt any Financial Advisors):

(a)	directly or indirectly participate in or continue any discussions or negotiations;

(b)	provide or make available any information (including by way of providing information and access to perform due diligence) or otherwise solicit, initiate, facilitate or encourage any party to undertake due diligence on Pacific Brands or any Pacific Brands Group Member;

(c)	negotiate, accept or enter into, or offer or agree to negotiate, accept or enter into any agreement, arrangement or understanding; or

(d)	communicate to any person any intention to do any of these things,

in relation to, or which may reasonably be expected to encourage or lead to the making of an actual, proposed or potential a Competing Transaction.

10 Exclusivity

10.3	No-shop

During the Restricted Period, Pacific Brands must not, and must ensure that none of its Representatives, Related Bodies Corporate and none of their Representatives (including for the avoidance of doubt any Financial Advisors):

(a)	solicit, invite, encourage or initiate any enquiries, expressions of interest, offers, discussions or proposals in relation to, or which may reasonably be expected to encourage or lead to the making of an actual, proposed or potential Competing Transaction; or

(b)	communicate to any person an intention to do any of the things referred to in clause 10.3(a).

10.4	Limitation to no-talk

Pacific Brands, its Related Bodies Corporate and their Representatives may undertake any action that would otherwise be prohibited by clause 10.2 (No-talk) in relation to a potential or proposed bona fide Competing Transaction which was not solicited by it and was not otherwise brought about as a result of any breach by it of its obligations under this clause 10, where:

(a)	the Pacific Brands Board, acting in good faith, and after having considered written advice from the Pacific Brands Board’s external legal advisers, determines that not undertaking that act would be likely to constitute a breach of the fiduciary or statutory duties owed by any Pacific Brands director; or

(b)	it would otherwise be unlawful.

10.5	Notification of approaches

(a)	During the Restricted Period, Pacific Brands must notify Hanes in writing within two Business Days if it, or any of its Related Bodies Corporate or any of their Representatives becomes aware of any:

(1)	proposal whether written or otherwise made to Pacific Brands or any of its Related Bodies Corporate or their Representatives, in connection with, or in respect of any exploration or completion of, an actual, proposed or potential Competing Transaction (regardless of whether clause 10.6 applies); or

(2)	provision by Pacific Brands or any of its Related Bodies Corporate or their Representatives of any information relating to Pacific Brands or any of its Related Bodies Corporate or any of their businesses or operations to any person in connection with or for the purposes of an actual, proposed or potential Competing Transaction, whether direct or indirect, solicited or unsolicited and in writing or otherwise.

(b)	A notification given under clause 10.5(a) must include the identity of the proponent making or proposing the relevant actual, proposed or potential Competing Transaction, the terms and conditions of and any material updates to the actual, proposed or potential Competing Transaction.

(c)	The obligations in this clause 10.5 do not apply to the extent that it requires Pacific Brands to provide information if the Pacific Brands Board has determined in good faith, and after having considered written advice from the Pacific Brands Board’s external legal advisers, that the consequences of providing the relevant information would be likely to constitute a breach of the fiduciary or statutory duties owed by any Pacific Brands director.

10 Exclusivity

10.6	Matching right

(a)	Without limiting clauses 10.2 and 10.3 but subject to clause 10.4, during the Restricted Period:

(1)	Pacific Brands must not enter into any legally binding agreement, arrangement or understanding pursuant to which any third party, Pacific Brands or both proposes or propose to undertake or give effect to an actual, proposed or potential Competing Transaction; and

(2)	Pacific Brands must use its best endeavours to procure that none of its directors publicly recommend an actual, proposed or potential Competing Transaction,

unless:

(3)	the Pacific Brands Board acting in good faith and in order to satisfy what the Pacific Brands Board Members consider to be their statutory or fiduciary duties (having received written advice from external legal advisers) determines that the Competing Transaction would be or would be likely to be a Superior Proposal;

(4)	Pacific Brands has provided Hanes with written notification of the material terms and conditions of the actual, proposed or potential Competing Transaction (including price and details of the party making the proposal);

(5)	Pacific Brands has given Hanes at least 3 Business Days after the provision of the information referred to in paragraph 10.6(a)(4) above to provide an irrevocable offer of a matching or superior proposal to the terms of the relevant Competing Transaction on terms which Hanes considers in good faith to be no less favourable to the relevant Competing Transaction (Hanes Counter Proposal); and

(6)	Hanes has not announced an Hanes Counter Proposal by the expiry of the 3 Day Business Day period in clause 10.6(a)(5).

(b)	Pacific Brands must use its best endeavours to procure that its directors, within 2 Business Days of receiving the Hanes Counter Proposal, consider any Hanes Counter Proposal in good faith and promptly notify Hanes in writing of its decision. If the Pacific Brands directors determine that the terms and conditions of the Hanes Counter Proposal taken as a whole are no less favourable for Pacific Brands Shareholders as a whole than those of the relevant Competing Transaction, Pacific Brands and Hanes must each use their best endeavours to agree and enter into such documentation as is reasonably necessary to give effect to and implement the Hanes Counter Proposal as soon as reasonably practicable, and Pacific Brands must use its best endeavours to procure that each if its directors makes a public statement recommending the Hanes Counter Proposal to Pacific Brands Shareholders.

(c)	Each successive amendment to any Competing Transaction that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by Pacific Brands Shareholders will constitute a new Competing Transaction for the purposes of this clause 10.6, except that any reference to “3 Business Days” in clause 10.6(a)(5) would in that event be taken to be a reference to “2 Business Days”.

11 Payment of costs

10.7	Presentations

Nothing in this clause 10 prevents Pacific Brands from continuing to make normal presentations to brokers, portfolio investors and analysts in the ordinary course of business.

10.8	Legal Advice

Pacific Brands represents and warrants to Hanes that:

(a)	prior to entering into this deed, it has received legal advice on this deed and the operation of this clause 10; and

(b)	it and the Pacific Brands Board consider this clause 10 to be to be fair and reasonable and that it is appropriate to agree to the terms in this clause 10 in order to secure the significant benefits to it, and the Pacific Brands Shareholders resulting from the transactions contemplated hereby.

11	Payment of costs

11.1	Background

(a)	Pacific Brands and Hanes acknowledge that, having entered into this deed, if the Scheme is subsequently not implemented, Hanes will incur significant costs.

(b)	In the circumstances referred to in clause 11.1(a), Hanes has requested that provision be made for the payments outlined in clause 11.3, without which Hanes would not have entered into this deed or otherwise agreed to assist in implementing the Scheme.

(c)	Pacific Brands confirms that the Pacific Brands Board has acknowledged that:

(1)	it has received advice from its external legal advisers in relation to this deed and the operation of this clause 11;

(2)	it believes the implementation of the Scheme will provide significant benefits to Pacific Brands and Pacific Brands Shareholders, such that it is reasonable and appropriate for Pacific Brands to agree to the Reimbursement Fee in order to secure Hanes’ participation in the Transaction; and

(3)	the Reimbursement Fee is intended to be compensatory in nature and represents a genuine and reasonable estimate of cost and loss that would be suffered by Hanes if this deed was entered into and the Scheme is subsequently not implemented, including to compensate Hanes for the costs and expenses referred to in clause 11.4.

11.2	Payment by Pacific Brands to Hanes

If:

(a)	prior to the earlier of the Second Court Date or the End Date, any member of the Pacific Brands Board fails to recommend or withdraws or adversely modifies his or her support of the Scheme or his or her recommendation that Pacific Brands Shareholders vote in favour of the Scheme, or makes a public statement indicating that they no longer support the Scheme or that they support a Competing Transaction, other than:

11 Payment of costs

(1)	as a result of the Independent Expert opining that the Scheme is not in the best interests of Scheme Shareholders (other than where the reason for that opinion is a Competing Transaction);

(2)	as a result of any matter or thing giving Pacific Brands the right to terminate under clause 13.1(a)(1); or

(3)	as a result of a failure of a condition precedent in clause 3.1(a) (FIRB Approval), 3.1(b) (Restraints), 3.1(d)(Court Approval), 3.1(e) (Shareholder Approval) or 3.1(g) (Hanes Representations and Warranties), other than as a result of a breach by Pacific Brands of clause 3.2;

(b)	a Competing Transaction of any kind is announced during the Restricted Period and, within 9 months of the date of such announcement, the person or persons announcing or making the Competing Transaction:

(1)	acquires a relevant interest in, becomes the holder of, or otherwise acquires, directly or indirectly, 30% or more of Pacific Brands Shares and that acquisition is unconditional and free of defeating conditions;

(2)	acquires or becomes the holder of, or otherwise, acquires an economic interest in or control of 20% or more by value of the business of the Pacific Brands Group;

(3)	acquires control (as determined in accordance with section 50AA of the Corporations Act, disregarding sub-section 50AA(4)) of Pacific Brands or a Subsidiary which represents 20% or more of the economic value of the Pacific Brands Group; or

(4)	otherwise acquires or merges with Pacific Brands or a Subsidiary which represents 20% or more of the economic value of the Pacific Brands Group;

(c)	Hanes terminates this deed pursuant to clause 13.1(b)(1), 13.1(b)(2), 13.1(b)(4) or 13.1(b)(5);

(d)	Pacific Brands is in breach of its obligations in clause 3.2(b) in respect of the condition in clause 3.1(h) (No Prescribed Occurrence) and this deed is terminated; or

(e)	as a result of the failure of the condition in clause 3.1(h) (No Prescribed Occurrence),

then Pacific Brands must pay Hanes the Reimbursement Fee (without set-off or withholding) in accordance with clause 11.3.

11.3	Satisfaction of payment obligation

(a)	Pacific Brands must pay Hanes the amount claimed under clause 11.2 within 5 Business Days after receipt by Pacific Brands of a demand for payment in writing from Hanes except to the extent that a finding has been made by a court, Takeovers Panel, regulatory authority or tribunal as described in clause 11.5(b), or an application has been made to such a body seeking such a finding.

(b)	Pacific Brands’ obligation to make the payment referred to in clause 11.3(a) will be satisfied by the payment of the relevant amount in immediately available funds to the account nominated by Hanes for the purposes of this clause.

(c)	For the avoidance of doubt, if any portion of the Reimbursement Fee is found to be unacceptable or unenforceable in accordance with clause 11.5(b), Pacific Brands must pay Hanes that remaining portion of the Reimbursement Fee which is still acceptable or enforceable within 10 Business Days of a determination to that effect.

11 Payment of costs

11.4	Nature of payment

The amount payable by Pacific Brands under clause 11.3 is intended to be an amount to compensate Hanes for:

(a)	advisory costs (including costs of advisors other than success fees);

(b)	costs of management and directors’ time;

(c)	out-of-pocket expenses by Hanes and its Representatives; and

(d)	the opportunity costs incurred by Hanes in pursuing the Scheme or in not pursuing other alternative acquisitions or strategic initiatives which Hanes could have developed to further its business and objectives, and the parties agree that:

(e)	the costs actually incurred by Hanes will be of such a nature that they cannot all be accurately ascertained; and

(f)	the Reimbursement Fee is a genuine and reasonable pre-estimate of those costs.

11.5	Qualifications

(a)	No amount shall be payable by Pacific Brands under this clause 11 if the Scheme becomes Effective, notwithstanding the occurrence of any event in clause 11.2. To the extent that any amounts have already been paid under this clause 11 and the Scheme becomes Effective, such amounts shall be immediately refunded to Pacific Brands.

(b)	This clause 11 does not impose an obligation on Pacific Brands to pay the Reimbursement Fee to the extent (and only to the extent) that the obligation to pay the amount:

(1)	constitutes unacceptable circumstances as declared by the Takeovers Panel; or

(2)	is held to be unenforceable by one party against the other as determined by a court,

after all proper avenues of appeal and review, whether judicial or otherwise, have been exhausted. The parties must take all reasonable steps to ensure that any such determination applies to the minimum extent possible.

(c)	The parties must not make or cause or permit to be made, any application to a court or the Takeovers Panel for or in relation to a determination referred to in clause 11.5(b).

(d)	A statement that shareholders should ‘take no action pending further advice’ (or words to that effect) is not regarded as an adverse modification of a recommendation for the purposes of clause 11.2(a), provided the Pacific Brands Board publicly re-affirms its recommendation in favour of the Transaction at least 10 Business Days before the earlier of the date the Scheme is considered by Pacific Brands Shareholders and the End Date.

12 Conduct of Court proceedings

11.6	Other claims

The maximum aggregate amount which Pacific Brands is required to pay in relation to this deed (including any breach of this deed by Pacific Brands), other than in the case of wilful misconduct designed to frustrate the Transaction or fraud, is the Reimbursement Fee and in no event will the aggregate liability of Pacific Brands under or in connection with this deed exceed the Reimbursement Fee.

11.7	Exclusive remedy

Notwithstanding any other provision under this deed, where the Reimbursement Fee is paid to Hanes under this deed (or would be payable if a demand was made), Hanes cannot make any claim against Pacific Brands or the other Pacific Brands Indemnified Parties in relation to any event or occurrence referred to in clause 11.2.

12	Conduct of Court proceedings

(a)	Pacific Brands and Hanes are entitled to separate representation at all Court proceedings affecting the Transaction.

(b)	This deed does not give Pacific Brands or Hanes any right or power to give undertakings to the Court for or on behalf of the other party without that party’s written consent.

(c)	Pacific Brands and Hanes must give all undertakings to the Court in all Court proceedings which are reasonably required to obtain Court approval and confirmation of the Transaction as contemplated by this deed.

13	Termination

13.1	Termination

(a)	Without prejudice to any other rights of termination under this deed, Pacific Brands may terminate this deed by written notice to Hanes at any time before 8.00am on the Second Court Date if:

(1)	Hanes is in breach of this deed (including a breach of a Hanes Representation and Warranty under clause 6) and:

(A)	that breach is material;

(B)	Pacific Brands has given written notice to Hanes setting out the breach and stating an intention to terminate this deed if the breach is not remedied; and

(C)	the breach is not remedied by Hanes to Pacific Brands’ reasonable satisfaction within 5 Business Days (or any shorter period ending on the Second Court Date) from the time the notice is given in accordance with sub-paragraph (B); or

(2)	a Pacific Brands Board Member withdraws or adversely revises or modifies his or her recommendation to Pacific Brands Shareholders to vote in favour of the Scheme, or recommends a Competing Transaction as permitted under clause 5.9 and Pacific Brands has complied with all of its obligations under clause 11 (Payment of Costs).

13 Termination

(b)	Without prejudice to any other rights of termination under this deed, Hanes may terminate this deed by written notice to Pacific Brands at any time before 8.00am on the Second Court Date if:

(1)	Pacific Brands is in breach of the representations and warranties given in paragraphs (l) and (m) of Schedule 1 (other than a breach arising as a result of nominal variations in the number of Pacific Brands Shares or Performance Rights on issue);

(2)	Pacific Brands is in breach of this deed (including a breach of a Pacific Brands Representation and Warranty under clause 6) and:

(A)	that breach is material;

(B)	Hanes has given written notice to Pacific Brands setting out the breach and stating an intention to terminate this deed if the breach is not remedied; and

(C)	the breach is not remedied by Pacific Brands to Hanes’ reasonable satisfaction within 5 Business Days (or any shorter period ending on the Second Court Date) from the time the notice is given in accordance with sub-paragraph (B);

(3)	any Pacific Brands Board Member fails to recommend the Scheme or withdraws or adversely revises or modifies his or her recommendation to Pacific Brands Shareholders to vote in favour of the Scheme, or recommends a Competing Transaction or any Pacific Brands Board Member makes a public statement indicating that he or she no longer recommends the Scheme or is recommending, supporting or endorsing another transaction (including any Competing Transaction);

(4)	Pacific Brands is in breach of the obligations in clauses 5.6(b)(1), 5.6(b)(2), 5.6(b)(3), 5.6(b)(4), 5.6(b)(6), 5.6(b)(7) or 5.6(b)(8); or

(5)	in any circumstance (including circumstances permitted by clause 10.6) where Pacific Brands enters into a definitive agreement to implement a Competing Transaction.

A statement that shareholders should ‘take no action pending further advice’ (or words to that effect) is not regarded as an adverse modification of a recommendation for the purposes of this clause 13.1, provided the Pacific Brands Board publicly re-affirms its recommendation in favour of the Transaction at least 10 Business Days before the earlier of the date the Scheme is considered by Pacific Brands Shareholders and the End Date.

13.2	Termination by agreement

This deed is terminable if agreed to in writing by Pacific Brands and Hanes.

13.3	Effect of termination

If this deed is terminated by either party under clauses 3.4(b) or 13.1, this deed will become void and have no effect, without any liability or obligation on the part of any party, other than in relation to rights and obligations that accrued prior to termination and other than in relation to the provisions of this clause 13 and of clauses 1 (Definition and interpretation), 6 (Representations and warranties), 9 (Confidentiality), 11 (Payment of Costs), 14 (Duty, costs and expenses), 15 (GST) and 16 (General), which will remain in force after termination.

1 Duty, costs and expenses

13.4	Remedies

The parties acknowledge that damages may not be a sufficient remedy for breach of this deed. Specific performance, injunctive relief or any other remedies which would otherwise be available in equity or law are available as a remedy for a breach or threatened breach of this deed by any party, notwithstanding the ability of any party to terminate this deed or seek damages for such a breach or threatened breach or, in the case of Hanes, to demand payment of the Reimbursement Fee. This clause is not intended to, and does not, limit the operation of clauses 11.6 or 11.7.

14	Duty, costs and expenses

14.1	Stamp duty

Hanes must pay all stamp duties and any fines and penalties with respect to stamp duty in respect of this deed or the Scheme or the steps to be taken under this deed or the Scheme.

14.2	Costs and expenses

Except as otherwise provided in this deed, each party must pay its own costs and expenses in connection with the negotiation, preparation, execution and performance of this deed and the proposed, attempted or actual implementation of this deed and the Transaction.

15	GST

(a)	Any consideration or amount payable under this deed, including any non-monetary consideration (as reduced in accordance with clause 15(e) if required) (Consideration) is exclusive of GST.

(b)	If GST is or becomes payable on a Supply made under or in connection with this deed, an additional amount (Additional Amount) is payable by the party providing consideration for the Supply (Recipient) equal to the amount of GST payable on that Supply as calculated by the party making the Supply (Supplier) in accordance with the GST Law.

(c)	The Additional Amount payable under clause 15(b) is payable at the same time and in the same manner as the Consideration for the Supply, and the Supplier must provide the Recipient with a Tax Invoice. However, the Additional Amount is only payable on receipt of a valid Tax Invoice.

(d)	If for any reason (including the occurrence of an Adjustment Event) the amount of GST payable on a Supply (taking into account any Decreasing or Increasing Adjustments in relation to the Supply) varies from the Additional Amount payable by the Recipient under clause 15(b):

(1)	the Supplier must provide a refund or credit to the Recipient, or the Recipient must pay a further amount to the Supplier, as appropriate;

16 General

(2)	the refund, credit or further amount (as the case may be) will be calculated by the Supplier in accordance with the GST Law; and

(3)	the Supplier must notify the Recipient of the refund, credit or further amount within 14 days after becoming aware of the variation to the amount of GST payable. Any refund or credit must accompany such notification or the Recipient must pay any further amount within 7 days after receiving such notification, as appropriate. If there is an Adjustment Event in relation to the Supply, the requirement for the Supplier to notify the Recipient will be satisfied by the Supplier issuing to the Recipient an Adjustment Note within 14 days after becoming aware of the occurrence of the Adjustment Event.

(e)	Despite any other provision in this deed:

(1)	if an amount payable under or in connection with this deed (whether by way of reimbursement, indemnity or otherwise) is calculated by reference to an amount incurred by a party, whether by way of cost, expense, outlay, disbursement or otherwise (Amount Incurred), the amount payable must be reduced by the amount of any Input Tax Credit to which that party is entitled in respect of that Amount Incurred; and

(2)	no Additional Amount is payable under clause 15(b) in respect of a Supply to which s 84-5 of the GST Law applies.

(f)	Any reference in this clause to an Input Tax Credit to which a party is entitled includes an Input Tax Credit arising from a Creditable Acquisition by that party but to which the Representative Member of a GST Group of which the party is a member is entitled.

(g)	Any term in this clause starting with a capital letter that is not defined in this deed has the same meaning as the term has in the A New Tax System (Goods & Services Tax) Act 1999 (Cth).

16	General

16.1	No representation or reliance

(a)	Each party acknowledges that no party (nor any person acting on its behalf) has made any representation or other inducement to it to enter into this deed, except for representations or inducements expressly set out in this deed and (to the maximum extent permitted by law) all other representations, warranties and conditions implied by statute or otherwise in relation to any matter relating to this deed, the circumstances surrounding the parties’ entry into it and the transactions contemplated by it are expressly excluded.

(b)	Each party acknowledges and confirms that it does not enter into this deed in reliance on any representation or other inducement by or on behalf of any other party, except for any representation or inducement expressly set out in this deed.

(c)	Each party acknowledges and confirms that clauses 16.1(a) and 16.1(b) do not prejudice any rights a party may have in relation to information which has been filed by the other party with ASIC or the ASX.

16 General

16.2	No merger

The rights and obligations of the parties do not merge on completion of the Transaction. They survive the execution and delivery of any assignment or other document entered into for the purpose of implementing the Transaction.

16.3	Consents and approvals

Unless expressly required by the terms of this deed, a party is not required to act reasonably in giving or withholding any consent or approval or exercising any other right, power, authority, discretion or remedy, under or in connection with this deed.

16.4	Notices

Any communication under or in connection with this deed:

(a)	must be in legible writing;

(b)	must be addressed as shown below:

Party	Address	Addressee	Email
Pacific Brands Limited	Level 1, 1096 Toorak Road, Camberwell, Victoria, 3124, Australia	John Grover General Counsel & Company Secretary	jgrover@pacbrands.com.au

Hanesbrands Inc.	1000 East Hanes Mill Road, Winston- Salem, North Carolina 27105	Joia M. Johnson Chief Legal Officer, General Counsel and Corporate Secretary	joia.johnson@hanes.com

(or as otherwise notified by that party to the other party from time to time);

(c)	must be signed by the party making the communication or by a person duly authorised by that party;

(d)	must be delivered to the address, or sent by email to the email address, of the addressee, in accordance with clause 16.4(b); and

(e)	is regarded as received by the addressee:

(1)	if emailed, when a delivery confirmation report is received by the sender which records the time that email was delivered to the addressee’s email address (unless the sender receives a delivery failure notification indicating that the email has not been delivered to the addressee), unless it is not a Business Day, or is after 4.00pm on a Business Day, when that communication will be regarded as received at 9.00am on the next Business Day; and

(2)	if delivered by hand, on delivery at the address of the addressee as provided in clause 16.4(b), unless delivery is not made on a Business Day, or after 4.00pm on a Business Day, when that communication will be regarded as received at 9.00am on the next Business Day.

16 General

16.5	Governing law and jurisdiction

(a)	This deed is governed by the laws of Victoria, Australia.

(b)	Each party irrevocably submits to the non-exclusive jurisdiction of the courts of Victoria, Australia and courts competent to hear appeals from those courts.

(c)	Hanes irrevocably appoints Baker & McKenzie to be its agent for service of process in connection with this deed and agrees that any service document in connection with this deed may be effectively served on it by service on its agent if sent to Steven Glanz at Baker & McKenzie, Level 27/50 Bridge St, Sydney NSW 2000.

16.6	Waivers

(a)	Failure to exercise or enforce, a delay in exercising or enforcing, or the partial exercise or enforcement of any right, power or remedy provided by law or under this deed by any party does not in any way preclude, or operate as a waiver of, any exercise or enforcement, or further exercise or enforcement, of that or any other right, power or remedy provided by law or under this deed.

(b)	Any waiver or consent given by any party under this deed is only effective and binding on that party if it is given or confirmed in writing by that party.

(c)	No waiver of a breach of any term of this deed operates as a waiver of another breach of that term or of a breach of any other term of this deed.

16.7	Variation

This deed may only be varied by a document signed by or on behalf of each of the parties.

16.8	Assignment

A party may not assign, novate or otherwise transfer any of its rights or obligations under this deed without the prior written consent of the other party.

16.9	Invalidity and enforceability

(a)	If any provision of this deed is invalid under the law of any jurisdiction, the provision is enforceable in that jurisdiction to the extent that it is not invalid, whether it is in severable terms or not.

(b)	Clause 16.9(a) does not apply where enforcement of the provision of this deed in accordance with clause 16.9(a) would materially affect the nature or effect of the parties’ obligations under this deed.

16.10 Further action

Each party will do all things and execute all further documents necessary to give full effect to this deed.

16 General

16.11	Entire agreement

This deed supersedes all previous agreements, understandings, negotiations or deeds (other than the Confidentiality Deed) in respect of its subject matter and it, and the Confidentiality Deed embodies the entire agreement between the parties.

16.12	Counterparts

This deed may be executed in any number of counterparts. All counterparts, taken together, constitute one instrument. A party may execute this deed by signing any counterpart.

16.13	Relationship of the parties

(a)	Nothing in this deed gives a party authority to bind any other party in any way.

(b)	Nothing in this deed imposes any fiduciary duties on a party in relation to any other party.

Schedule 1

Pacific Brands Representations and Warranties

Pacific Brands represents and warrants to Hanes (in its own right and separately as trustee or nominee for each of the other Hanes Indemnified Parties) that:

(a)	Information in Scheme Booklet: the Pacific Brands Information contained in the Scheme Booklet as at the date the Scheme Booklet is despatched to Pacific Brands Shareholders:

(1)	has been prepared and included in the Scheme Booklet in good faith; and

(2)	complies in all material respects with the requirements of the Corporations Act, Corporations Regulations, Listing Rules and relevant ASIC regulatory guides;

(b)	Information provided to the Independent Expert: all information provided by Pacific Brands to the Independent Expert, as at the date that information is provided, has been provided in good faith and on the understanding that, to the extent accepted by the Independent Expert, the Independent Expert will rely on that information for the purpose of preparing its report for inclusion in the Scheme Booklet;

(c)	Scheme Booklet: no information (other than the Hanes Information, the Independent Expert’s Report or any other report or letter issued to Pacific Brands by a third party) contained in the Scheme Booklet, as at the date the Scheme Booklet is despatched to Pacific Brands Shareholders, will contain any statement which is materially misleading or deceptive (including by way of omission from that statement);

(d)	Updating information: it will, as a continuing obligation, ensure that the Scheme Booklet (but in respect of Hanes Information, subject to Hanes complying with its obligations to update Hanes Information) will be updated by all such further or new information which may arise after the Scheme Booklet has been despatched until the Scheme Meeting which is necessary to ensure that the Scheme Booklet is not misleading or deceptive in any material respect (including because of any material omission);

(e)	Validly existing: it is a validly existing corporation registered under the laws of its place of incorporation;

(f)	Authority: the execution and delivery of this deed has been properly authorised by all necessary corporate action of Pacific Brands;

(g)	Power: Pacific Brands has full corporate power and lawful authority to execute and deliver this deed without seeking the consent of any other person or persons;

(h)	deed binding: this deed is a valid and binding obligation of Pacific Brands, enforceable in accordance with its terms;

(i)	No default: this deed does not conflict with or result in the breach of or a default under:

(1)	Pacific Brands’ constitution or other constituent documents; or

Schedule 1 13TPacific Brands Representations and Warranties

(2)	any writ, order or injunction, judgment, law, rule or regulation to which it is party or by which it is bound; and

(j)	Continuous disclosure: Pacific Brands is in compliance in all material respects with its continuous disclosure obligations under Listing Rule 3.1 and, except as fairly disclosed in the Due Diligence Materials and as relates to Hanes’ proposal to acquire Pacific Brands, as at the date of this deed Pacific Brands is not withholding from disclosure to ASX any material information in reliance on Listing Rule 3.1A;

(k)	Due Diligence Materials: as at the date of this deed the Due Diligence Materials were compiled and made available to Hanes and its Representatives in good faith and, so far as Pacific Brands is aware, the Due Diligence Materials are materially true and accurate and not misleading or deceptive, including by omission;

(l)	Capital structure: as at the date of this deed, there are on issue:

(1)	917,226,291 Pacific Brands Shares; and

(2)	15,623,817 Performance Rights,

and it has not issued or agreed to issue any other securities, options, performance rights or instruments which are still outstanding (or become outstanding) and may convert into Pacific Brands Shares.

(m)	Diluted capital: as at 8.00am on the Second Court Date, there will be on issue no more than 917,226,291 Pacific Brands Shares, and 15,623,817 Performance Rights (except to the extent any Performance Rights have been cancelled or have vested before that date) or any other securities, options, performance rights or instruments will be outstanding or become outstanding or convertible into Pacific Brands Shares;

(n)	Indebtedness: except as fairly disclosed in the Due Diligence Materials, so far as Pacific Brands is aware:

(1)	no Pacific Brands Group Member has incurred or agreed to incur any material indebtedness under any bank facility or other similar material arrangement providing financial accommodation of any description (excluding usual terms of trade with customers and suppliers and excluding hedges, swaps and similar arrangements); and

(2)	other than the Transaction, no event has occurred which would entitle any person to require the repayment of any borrowings of the Pacific Brands Group or require any borrowings of the Pacific Brands Group to be repaid before their due date for any reason, but indebtedness or accommodation incurred after the date of this deed in connection with any action permitted by clause 5.6 will be disregarded for the purposes of this warranty;

(o)	No material undisclosed liability: as at the date of this deed, other than as fairly disclosed in the Due Diligence Materials, so far as Pacific Brands is aware, there is no current or pending claim, dispute, demand, action, litigation, prosecution, arbitration, investigation, mediation or other proceeding which could reasonably be expected to result in an award, settlement, fine, penalty, order, loss or other liability to the Pacific Brands Group of more than $5 million;

(p)	No defaults: as at the date of this deed, no member of the Pacific Brands Group is in material default under any material document, agreement or instrument binding on it or its assets nor has anything occurred of which Pacific Brands is aware which is or would with the giving of notice or the lapse of time constitute an event of default, prepayment event or similar event and would be reasonably likely to give rise to a loss or liability for the Pacific Brands Group of more than $2.5 million;

Schedule 1 13TPacific Brands Representations and Warranties

(q)	No Material Adverse Change: as at the date of this deed, Pacific Brands is not aware of any matter, event or circumstance which would constitute a Material Adverse Change;

(r)	Customer relations: as at the date of this deed, Pacific Brands is not aware of any information relating to any customer of the Pacific Brands Group that has or could reasonably be expected to give rise to a reduction of orders with the Pacific Brands Group business to an extent which exceeds 20% of the Pacific Brands Group’s revenues;

(s)	Compliance: as at the date of this deed, so far as Pacific Brands is aware, each member of the Pacific Brands Group has complied in all material respects with all Australian and New Zealand laws applicable to them and have all material licenses, authorisations and permits necessary under Australian and New Zealand laws for them to conduct the business of the Pacific Brands Group as presently being conducted;

(t)	Incentives disclosed: so far as Pacific Brands is aware, Pacific Brands has fairly disclosed in the Due Diligence Materials all:

(1)	arrangements for the award of any payment, bonus, incentive, severance pay or pension contribution to all directors and senior management of the Pacific Brands Group;

(2)	fees payable to third party advisers (in aggregate) in connection with the Transaction; and

(3)	other agreements or arrangements entered into by any member of the Pacific Brands Group pursuant to which consideration becomes payable to any person in connection with the Transaction,

that are in place, or are payable, as at the date of this deed;

(u)	Material contracts and leases: Pacific Brands has fairly disclosed to Hanes, in the Due Diligence Materials, all material contracts and leases as at the date of this deed that contain a change of control or unilateral termination rights which may be triggered by or exercised in response to the implementation of the Transaction; and

(v)	Insolvency Event or regulatory action: no Insolvency Event has occurred in relation to it or another Pacific Brands Group Member nor has any regulatory action of any nature of which it is aware been taken that would prevent or restrict its ability to fulfil its obligations under this deed.

Schedule 2

Hanes Representations and Warranties

Hanes represents and warrants to Pacific Brands (in its own right and separately as trustee or nominee for each of the other Pacific Brands Indemnified Parties) that:

(a)	Hanes Information: the Hanes Information contained in the Scheme Booklet as at the date of despatch to the Pacific Brands Shareholders:

(1)	has been prepared and included in the Scheme Booklet in good faith; and

(2)	complies in all material respects with the requirements of the Corporations Act, Corporations Regulations, Listing Rules and relevant ASIC regulatory guides;

(b)	Information provided to the Independent Expert: all information provided by Hanes to the Independent Expert, as at the date that information is provided, has been provided in good faith and on the understanding that, to the extent accepted by the Independent Expert, the Independent Expert will rely on that information for the purpose of preparing its report for inclusion in the Scheme Booklet;

(c)	Not misleading: the Hanes Information provided for inclusion in the Scheme Booklet, as at the date the Scheme Booklet is despatched to Pacific Brands Shareholders, will not contain any statement which is materially misleading or deceptive including by way of omission from that statement;

(d)	Updating Hanes Information: it will, as a continuing obligation, provide to Pacific Brands all such further or new information which may arise after the Scheme Booklet has been despatched until the Scheme Meeting which is necessary to ensure that the Hanes Information is not misleading or deceptive in any material respect (including because of any material omission);

(e)	Validly existing: it is a validly existing corporation registered under the laws of its place of incorporation;

(f)	Authority: the execution and delivery of this deed has been properly authorised by all necessary corporate action of Hanes;

(g)	Power: it has full corporate power and lawful authority to execute, deliver and perform this deed without seeking the consent of any other person or persons;

(h)	deed binding: this deed is a valid and binding obligation of Hanes, enforceable in accordance with its terms;

(i)	No default: this deed does not conflict with or result in the breach of or a default under:

(1)	Hanes’ constitution or other constituent documents; or

(2)	any writ, order or injunction, judgment, law, rule or regulation to which it is party or by which it is bound;

(j)	Insolvency Event or regulatory action: no Insolvency Event has occurred in relation to it or a Related Body Corporate of Hanes, nor has any regulatory action of any nature of which it is aware been taken that would prevent or restrict its ability to fulfil its obligations under this deed;

Schedule 2 13THanes Representations and Warranties

(k)	No regulatory approvals: no approval from any Government Agency in Australia, New Zealand or the United States and, so far as Hanes is aware after having made all reasonable enquiries, no approval from any Government Agency in any other jurisdiction is required to be obtained by Hanes in order to execute and perform this deed, other than FIRB Approval;

(l)	No dealings with Pacific Brands Shareholders: neither it nor any of its associates has any agreement, arrangement or understanding with any Pacific Brands Shareholder under which that Pacific Brands Shareholder (or an associate of that Pacific Brands Shareholder) would be entitled to receive consideration for their Pacific Brands Shares different from the Scheme Consideration or under which the Pacific Brands Shareholder agrees to vote in favour of the Scheme or against any Competing Transaction;

(m)	No dealing with Pacific Brands directors or employees: neither it nor any of its associates has any written agreement with any director or employee of Pacific Brands relating in any way to the Transaction or operations of Pacific Brands after the Effective Date, however general discussions have been held regarding Hanes’ intention to retain the services of executives which did not involve any offer or commitment regarding ongoing terms of employment;

(n)	Reasonable basis: as at the date of this deed, Hanes has a reasonable basis to expect that it will, by the Implementation Date, have available to it sufficient cash amounts (whether from internal cash reserves or external funding arrangements, including equity and debt financing or a combination of both) to satisfy Hanes’ obligations to pay the Scheme Consideration in accordance with its obligations under this deed and the Deed Poll; and

(o)	Sufficient funding: by 8.00am on the Second Court Date, Hanes will have available to it on an unconditional basis (other than conditions relating to the approval of the Court and other conditions within the control of Hanes) sufficient cash reserves (whether from internal cash reserves or external funding arrangements, including equity and debt financing or a combination of both) to satisfy Hanes’ obligations to pay the Scheme Consideration in accordance with its obligations under this deed, the Scheme and the Deed Poll.

Signing page

Executed as a deed

Executed by Pacific Brands Limited in accordance with section 127 of the Corporations Act 2001 (Cth) by

sign here ▶	/s/ John Grover
Company Secretary/Director

print name	John Grover

sign here ▶	/s/ David Bortolussi
Director

print name	David Bortolussi

Signed for Hanesbrands Inc. by its authorised representative

sign here ▶	/s/ Richard A. Noll
Representative

print name	Richard A. Noll

in the presence of

sign here ▶	/s/ Joia M. Johnson
Witness

print name	Joia M. Johnson

Attachment A

Scheme

Scheme of Arrangement

Pacific Brands Limited

Scheme Shareholders

101 Collins Street Melbourne Vic 3000 Australia GPO Box 128A Melbourne Vic 3001 Australia	T +61 3 9288 1234 F +61 3 9288 1567 herbertsmithfreehills.com DX 240 Melbourne

Scheme of arrangement

This scheme of arrangement is made under section 411 of the Corporations Act 2001 (Cth)

Between the parties

Pacific Brands	Pacific Brands Limited ACN 106 773 059 of Level 1, 1096 Toorak Road, Camberwell, Victoria 3124. (Pacific Brands)

Scheme Shareholders	Each person who is registered as the holder of Pacific Brands Shares recorded in the Pacific Brands Share Register as at the Scheme Record Date (Scheme Shareholders)

1	Definitions and interpretation

1.1	Definitions

The meanings of the terms used in this Scheme are set out below.

Term	Meaning

ASIC	the Australian Securities and Investments Commission.

ASX	ASX Limited ABN 98 008 624 691 and, where the context requires, the financial market that it operates.

Business Day	a weekday in which trading banks are open for business in Melbourne, Victoria, Australia and Winston-Salem, North Carolina, United States.

CHESS	the Clearing House Electronic Subregister System operated by ASX Settlement Pty Ltd and ASX Clear Pty Limited.

Corporations Act	the Corporations Act 2001 (Cth).

Term	Meaning

Corporations Regulations	the Corporations Regulations 2001 (Cth).

Court	the Supreme Court of Victoria, or such other court of competent jurisdiction under the Corporations Act agreed to in writing by Hanes and Pacific Brands.

Deed Poll	the deed poll executed by Hanes on [insert date] under which Hanes and Hanes Sub each covenants in favour of the Scheme Shareholders to perform the obligations attributed to Hanes and Hanes Sub under this Scheme.

Effective	when used in relation to this Scheme, the coming into effect, under subsection 411(10) of the Corporations Act, of the Court order made under paragraph 411(4)(b) of the Corporations Act in relation to this Scheme.

Effective Date	the date on which this Scheme becomes Effective.

End Date	30 October 2016, or such other date as agreed in writing by the parties

Government Agency	any foreign or Australian government or governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity, or any minister of the Crown in right of the Commonwealth of Australia or any state, or any other federal, state, provincial, local or other government, whether foreign or Australian.

Hanes	Hanesbrands Inc. of 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105 USA.

Hanes Sub	[Hanes’ acquiring entity’s full name, ACN (if applicable) and address], being a wholly owned Subsidiary of Hanes.

Implementation Date	the fifth Business Day after the Scheme Record Date, or such other date as agreed in writing by Pacific Brands and Hanes.

Implementation Deed	the scheme implementation deed dated 28 April 2016 between Pacific Brands and Hanes relating to the implementation of this Scheme.

Term	Meaning

NZX	NZX Limited and, where the context requires, the financial market that it operates.

Operating Rules	the official operating rules of ASX.

Pacific Brands	Pacific Brands Limited ACN 106 773 059.

Pacific Brands Registry	Computershare Investor Services Pty Limited ACN 078 279 277.

Pacific Brands Share	a fully paid ordinary share in the capital of Pacific Brands.

Pacific Brands Shareholder	each person who is registered as the holder of a Pacific Brands Share in the Share Register.

Registered Address	in relation to a Pacific Brands Shareholder, the address shown in the Share Register as at the Scheme Record Date.

Scheme	this scheme of arrangement under Part 5.1 of the Corporations Act between Pacific Brands and the Scheme Shareholders subject to any alterations or conditions made or required by the Court under subsection 411(6) of the Corporations Act and agreed to by Pacific Brands and Hanes.

Scheme Booklet	the scheme booklet published by Pacific Brands and dated on or about 20 May 2016.

Scheme Consideration	the consideration to be provided by Hanes Sub in consideration for the transfer of the Pacific Brands Shares held by a Scheme Shareholder to Hanes, being, in respect of each Scheme Share, $1.15 cash, less the cash amount per Pacific Brands Share paid by Pacific Brands as a special dividend (following consultation with Hanes) pursuant to clause 4.5 of the Implementation Deed.

Scheme Meeting	the meeting of the Pacific Brands Shareholders ordered by the Court to be convened under subsection 411(1) of the Corporations Act to consider and vote on this Scheme and includes any meeting convened following any adjournment or postponement of that meeting.

Scheme Record Date	5.00pm (Melbourne time) on the fifth Business Day after the Effective Date.

Term	Meaning

Scheme Shareholder	a holder of Pacific Brands Shares recorded in the Share Register as at the Scheme Record Date.

Scheme Shares	all Pacific Brands Shares held by the Scheme Shareholders as at the Scheme Record Date.

Scheme Transfer	a duly completed and executed proper instrument of transfer in respect of the Scheme Shares for the purposes of section 1071B of the Corporations Act, in favour of Hanes Sub as transferee, which may be a master transfer of all or part of the Scheme Shares.

Second Court Date	the first day on which an application made to the Court for an order under paragraph 411(4)(b) of the Corporations Act approving this Scheme is heard or, if the application is adjourned or subject to appeal for any reason, the day on which the adjourned application or appeal is heard.

Share Register	the register of members of Pacific Brands maintained by Pacific Brands or the Pacific Brands Registry in accordance with the Corporations Act.

Subsidiary	has the meaning given in Division 6 of Part 1.2 of the Corporations Act.

1.2	Interpretation

In this Scheme:

(a)	headings and bold type are for convenience only and do not affect the interpretation of this Scheme;

(b)	the singular includes the plural and the plural includes the singular;

(c)	words of any gender include all genders;

(d)	other parts of speech and grammatical forms of a word or phrase defined in this Scheme have a corresponding meaning;

(e)	a reference to a person includes any company, partnership, joint venture, association, corporation or other body corporate and any Government Agency as well as an individual;

(f)	a reference to a clause, party, schedule, attachment or exhibit is a reference to a clause of, and a party, schedule, attachment or exhibit to, this Scheme;

(g)	a reference to any legislation includes all delegated legislation made under it and amendments, consolidations, replacements or reenactments of any of them (whether passed by the same or another Government Agency with legal power to do so);

(h)	a reference to a document (including this Scheme) includes all amendments or supplements to, or replacements or novations of, that document;

(i)	the word ‘includes’ in any form is not a word of limitation;

(j)	a reference to ‘$’, ‘A$’ or ‘dollar’ is to Australian currency;

(k)	a reference to any time is, unless otherwise indicated, a reference to that time in Melbourne, Australia;

(l)	a term defined in or for the purposes of the Corporations Act has the same meaning when used in this Scheme;

(m)	a reference to a party to a document includes that party’s successors and permitted assignees;

(n)	no provision of this Scheme will be construed adversely to a party because that party was responsible for the preparation of this Scheme or that provision; and

(o)	a reference to a body, other than a party to this Scheme (including an institute, association or authority), whether statutory or not:

(1)	which ceases to exist; or

(2)	whose powers or functions are transferred to another body,

is a reference to the body which replaces it or which substantially succeeds to its powers or functions.

1.3	Business Day

Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

2	Preliminary matters

(a)	Pacific Brands is a public company limited by shares, incorporated in Australia, and has been admitted to the official list of the ASX.

(b)	As at the date of the Implementation Deed, there were on issue:

(1)	917,226,291 Pacific Brands Shares, which are quoted for trading on the ASX; and

(2)	15,623,817 performance rights issued pursuant to the Pacific Brands Performance Right Share Plan Rules, which are not quoted for trading on any stock exchange.

(c)	Hanes is a company limited by shares, incorporated in the United States of America, and has been admitted to the official list of the New York Stock Exchange.

(d)	Hanes Sub, a wholly-owned Subsidiary of Hanes, is a company limited by shares incorporated in Australia.

(e)	If this Scheme becomes Effective:

(1)	Hanes Sub must provide, and Hanes must procure that Hanes Sub provides, the Scheme Consideration to the Scheme Shareholders in accordance with the terms of this Scheme and the Deed Poll; and

(2)	all the Scheme Shares, and all the rights and entitlements attaching to them as at the Implementation Date, must be transferred to Hanes Sub and Pacific Brands will enter the name of Hanes Sub in the Share Register in respect of the Scheme Shares on the Implementation Date.

(f)	Pacific Brands and Hanes have agreed, subject to the terms and conditions of the Implementation Deed, to implement this Scheme.

(g)	This Scheme attributes actions to Hanes and Hanes Sub but does not itself impose an obligation on them to perform those actions. Hanes and Hanes Sub have agreed, by executing the Deed Poll, to perform the actions attributed to them under this Scheme, including the provision or procuring the provision of the Scheme Consideration to the Scheme Shareholders.

3	Conditions

3.1	Conditions precedent

This Scheme is conditional on and will have no force or effect until, the satisfaction of each of the following conditions precedent:

(a)	all the conditions in clause 3.1 of the Implementation Deed (other than the condition in the Implementation Deed relating to Court approval of this Scheme) having been satisfied or waived in accordance with the terms of the Implementation Deed by 8.00am on the Second Court Date;

(b)	neither the Implementation Deed nor the Deed Poll having been terminated in accordance with their terms before 8.00am on the Second Court Date;

(c)	approval of this Scheme by the Court under paragraph 411(4)(b) of the Corporations Act, including with any alterations made or required by the Court under subsection 411(6) of the Corporations Act and agreed to in writing by Hanes and Pacific Brands;

(d)	such other conditions made or required by the Court under subsection 411(6) of the Corporations Act in relation to this Scheme and agreed to in writing by Hanes and Pacific Brands having been satisfied or waived; and

(e)	the orders of the Court made under paragraph 411(4)(b) (and, if applicable, subsection 411(6)) of the Corporations Act approving this Scheme coming into effect, pursuant to subsection 411(10) of the Corporations Act on or before the End Date (or any later date Pacific Brands and Hanes agree in writing).

3.2	Certificate

(a)	Pacific Brands and Hanes will provide to the Court on the Second Court Date a certificate, or such other evidence as the Court requests, confirming (in respect of matters within their knowledge) whether or not all of the conditions precedent in clauses 3.1(a) and 3.1(b) have been satisfied or waived.

(b)	The certificate referred to in clause 3.2(a) constitutes conclusive evidence that such conditions precedent were satisfied, waived or taken to be waived.

4	Implementation of this Scheme

4.1	Lodgement of Court orders with ASIC

Pacific Brands must lodge with ASIC, in accordance with subsection 411(10) of the Corporations Act, an office copy of the Court order approving this Scheme as soon as possible after the Court approves this Scheme and in any event by 5.00pm on the first Business Day after the day on which the Court approves this Scheme.

4.2	Transfer of Scheme Shares

On the Implementation Date:

(a)	subject to the provision of the Scheme Consideration in the manner contemplated by clause 5, the Scheme Shares, together with all rights and entitlements attaching to the Scheme Shares as at the Implementation Date, must be transferred to Hanes Sub, without the need for any further act by any Scheme Shareholder (other than acts performed by Pacific Brands as attorney and agent for Scheme Shareholders under clause 8.5), by:

(1)	Pacific Brands delivering to Hanes Sub a duly completed Scheme Transfer, executed on behalf of the Scheme Shareholders by Pacific Brands, for registration; and

(2)	Hanes Sub duly executing the Scheme Transfer, attending to the stamping of the Scheme Transfer (if required) and delivering it to Pacific Brands for registration; and

(b)	immediately following receipt of the Scheme Transfer in accordance with clause 4.2(a)(2), but subject to the stamping of the Scheme Transfer (if required), Pacific Brands must enter, or procure the entry of, the name of Hanes Sub in the Share Register in respect of all the Scheme Shares transferred to Hanes Sub in accordance with this Scheme.

5	Scheme Consideration

5.1	Provision of Scheme Consideration

(a)	Hanes Sub must, and Hanes must procure that Hanes Sub does, by no later than the Business Day before the Implementation Date, deposit in cleared funds an amount equal to the aggregate amount of the Scheme Consideration payable to each Scheme Shareholder, in an Australian dollar denominated trust account operated by Pacific Brands as trustee for the Scheme Shareholders and notified to Hanes at least 3 Business Days prior to Implementation date, (provided that any interest on the amounts deposited (less bank fees and other charges) will be credited to Hanes Sub’s account).

(b)	On the Implementation Date, subject to funds having been deposited in accordance with clause 5.1(a), Pacific Brands must pay or procure the payment from the trust account referred to in clause 5.1(a) of the Scheme Consideration to each Scheme Shareholder based on the number of Scheme Shares held by such Scheme Shareholder as set out in the Share Register on the Scheme Record Date.

(c)	The obligations of Pacific Brands under clause 5.1(b) will be satisfied by Pacific Brands (in its absolute discretion):

(1)	where a Scheme Shareholder has, before the Scheme Record Date, made a valid election in accordance with the requirements of the Pacific Brands Registry to receive dividend payments from Pacific Brands by electronic funds transfer to a bank account nominated by the Scheme Shareholder, paying, or procuring the payment of, the relevant amount in Australian currency by electronic means in accordance with that election; or

(2)	otherwise, whether or not the Scheme Shareholder has made an election referred to in clause 5.1(c)(1), dispatching, or procuring the dispatch of, a cheque for the relevant amount in Australian currency to the Scheme Shareholder by prepaid post to their Registered Address (as at the Scheme Record Date), such cheque being drawn in the name of the Scheme Shareholder (or in the case of joint holders, in accordance with the procedures set out in clause 5.2).

(d)	To the extent that, following satisfaction of Pacific Brands’ obligations under clause 5.1(b), there is a surplus in the amount held by Pacific Brands as trustee for the Scheme Shareholders in the trust account referred to in that clause, that surplus shall be paid by Pacific Brands to Hanes Sub.

5.2	Joint holders

In the case of Scheme Shares held in joint names:

(a)	subject to clause 5.1(c), the Scheme Consideration is payable to the joint holders and any cheque required to be sent under this Scheme will be made payable to the joint holders and sent to either, at the sole discretion of Pacific Brands, the holder whose name appears first in the Share Register as at the Scheme Record Date or to the joint holders; and

(b)	any other document required to be sent under this Scheme, will be forwarded to either, at the sole discretion of Pacific Brands, the holder whose name appears first in the Share Register as at the Scheme Record Date or to the joint holders.

5.3	Unclaimed monies

(a)	Pacific Brands may cancel a cheque issued under this clause 5 if the cheque:

(1)	is returned to Pacific Brands; or

(2)	has not been presented for payment within six months after the date on which the cheque was sent.

(b)	During the period of one year commencing on the Implementation Date, on request in writing from a Scheme Shareholder to Pacific Brands (or the Pacific Brands Registry) (which request may not be made until the date which is 10 Business Days after the Implementation Date), Pacific Brands must reissue a cheque that was previously cancelled under this clause 5.3.

(c)	The Unclaimed Money Act 2008 (Vic) will apply in relation to any Scheme Consideration which becomes ‘unclaimed money’ (as defined in section 3 of the Unclaimed Money Act 2008 (Vic)).

5.4	Orders of a court or Government Agency

If written notice is given to Pacific Brands (or the Pacific Brands Registry) of an order or direction made by a court of competent jurisdiction or by another Government Agency that:

(a)	requires consideration to be provided to a third party (either through payment of a sum or the issuance of a security) in respect of Scheme Shares held by a particular Scheme Shareholder, which would otherwise be payable or required to be issued to that Scheme Shareholder by Pacific Brands in accordance with this clause 5, then Pacific Brands shall be entitled to procure that provision of that consideration is made in accordance with that order or direction; or

(b)	prevents Pacific Brands from providing consideration to any particular Scheme Shareholder in accordance with this clause 5, or the payment or issuance of such consideration is otherwise prohibited by applicable law, Pacific Brands shall be entitled to (as applicable) retain an amount, in Australian dollars, equal to the number of Scheme Shares held by that Scheme Shareholder multiplied by the Scheme Consideration until such time as provision of the Scheme Consideration in accordance with this clause 5 is permitted by that order or direction or otherwise by law.

6	Dealings in Pacific Brands Shares

6.1	Determination of Scheme Shareholders

To establish the identity of the Scheme Shareholders, dealings in Pacific Brands Shares or other alterations to the Share Register will only be recognised if:

(a)	in the case of dealings of the type to be effected using CHESS, the transferee is registered in the Share Register as the holder of the relevant Pacific Brands Shares on or before the Scheme Record Date; and

(b)	in all other cases, registrable transfer or transmission applications in respect of those dealings, or valid requests in respect of other alterations, are received on or before the Scheme Record Date at the place where the Share Register is kept, and Pacific Brands must not accept for registration, nor recognise for any purpose (except a transfer to Hanes Sub pursuant to this Scheme and any subsequent transfer by Hanes Sub or its successors in title), any transfer or transmission application or other request received after such times, or received prior to such times but not in registrable or actionable form, as appropriate.

6.2	Register

(a)	Pacific Brands must register registrable transmission applications or transfers of the Scheme Shares in accordance with clause 6.1(b) before the Scheme Record Date provided that, for the avoidance of doubt, nothing in this clause 6.2(a) requires Pacific Brands to register a transfer that would result in a Pacific Brands Shareholder holding a parcel of Pacific Brands Shares that is less than a ‘marketable parcel’ (for the purposes of this clause 6.2(a) ‘marketable parcel’ has the meaning given in the Operating Rules).

(b)	If this Scheme becomes Effective, a holder of Scheme Shares (and any person claiming through that holder) must not dispose of, or purport or agree to dispose of, any Scheme Shares or any interest in them on or after the Scheme Record Date otherwise than pursuant to this Scheme, and any attempt to do so will have no effect and Pacific Brands shall be entitled to disregard any such disposal.

(c)	For the purpose of determining entitlements to the Scheme Consideration, Pacific Brands must maintain the Share Register in accordance with the provisions of this clause 6.2 until the Scheme Consideration has been paid to the Scheme Shareholders. The Share Register in this form will solely determine entitlements to the Scheme Consideration.

(d)	All statements of holding for Pacific Brands Shares (other than statements of holding in favour of Hanes Sub) will cease to have effect after the Scheme Record Date as documents of title in respect of those shares and, as from that date, each entry current at that date on the Share Register (other than entries on the Share Register in respect of Hanes Sub) will cease to have effect except as evidence of entitlement to the Scheme Consideration in respect of the Pacific Brands Shares relating to that entry.

(e)	As soon as possible on or after the Scheme Record Date, and in any event within one Business Day after the Scheme Record Date, Pacific Brands will ensure that details of the names, Registered Addresses and holdings of Pacific Brands Shares for each Scheme Shareholder as shown in the Share Register are available to Hanes in the form Hanes reasonably requires.

7	Quotation of Pacific Brands Shares

(a)	Pacific Brands must apply to ASX and NZX to suspend trading on the ASX and NZX in Pacific Brands Shares with effect from the close of trading on the Effective Date.

(b)	On a date after the Implementation Date to be determined by Hanes, Pacific Brands must apply:

(1)	for termination of the official quotation of Pacific Brands Shares on the ASX and NZX; and

(2)	to have itself removed from the official list of the ASX and the main board of the NZX.

8	General Scheme provisions

8.1	Consent to amendments to this Scheme

If the Court proposes to approve this Scheme subject to any alterations or conditions:

(a)	Pacific Brands may by its counsel consent on behalf of all persons concerned to those alterations or conditions to which Hanes has consented in writing; and

(b)	each Scheme Shareholder agrees to any such alterations or conditions which counsel for Pacific Brands has consented to.

8.2	Scheme Shareholders’ agreements and warranties

(a)	Each Scheme Shareholder:

(1)	agrees to the transfer of their Pacific Brands Shares together with all rights and entitlements attaching to those Pacific Brands Shares in accordance with this Scheme;

(2)	agrees to the variation, cancellation or modification of the rights attached to their Pacific Brands Shares constituted by or resulting from this Scheme;

(3)	agrees to, on the direction of Hanes, destroy any holding statements or share certificates relating to their Pacific Brands Shares; and

(4)	acknowledges and agrees that this Scheme binds Pacific Brands and all Scheme Shareholders (including those who do not attend the Scheme Meeting and those who do not vote, or vote against this Scheme, at the Scheme Meeting).

(b)	Each Scheme Shareholder is taken to have warranted to Pacific Brands and Hanes Sub on the Implementation Date, and appointed and authorised Pacific Brands as its attorney and agent to warrant to Hanes Sub on the Implementation Date, that all their Pacific Brands Shares (including any rights and entitlements attaching to those shares) which are transferred under this Scheme will, at the date of transfer, be fully paid and free from all mortgages, charges, liens, encumbrances, pledges, security interests (including any ‘security interests’ within the meaning of section 12 of the Personal Property Securities Act 2009 (Cth)) and interests of third parties of any kind, whether legal or otherwise, and restrictions on transfer of any kind, and that they have full power and capacity to transfer their Pacific Brands Shares to Hanes Sub together with any rights and entitlements attaching to those shares. Pacific Brands undertakes that it will provide such warranty to Hanes Sub as agent and attorney of each Scheme Shareholder.

8.3	Title to and rights in Scheme Shares

(a)	To the extent permitted by law, the Scheme Shares (including all rights and entitlements attaching to the Scheme Shares) transferred under this Scheme to Hanes Sub will, at the time of transfer of them to Hanes Sub, vest in Hanes Sub free from all mortgages, charges, liens, encumbrances, pledges, security interests (including any ‘security interests’ within the meaning of section 12 of the Personal Property Securities Act 2009 (Cth)) and interests of third parties of any kind, whether legal or otherwise and free from any restrictions on transfer of any kind.

(b)	Immediately upon the provision of the Scheme Consideration to each Scheme Shareholder in the manner contemplated by clause 5, Hanes Sub will be beneficially entitled to the Scheme Shares to be transferred to it under this Scheme pending registration by Pacific Brands of Hanes Sub in the Share Register as the holder of the Scheme Shares.

8.4	Appointment of sole proxy

Immediately upon the provision of the Scheme Consideration to each Scheme Shareholder in the manner contemplated by clause 5, and until Pacific Brands registers Hanes Sub as the holder of all Scheme Shares in the Share Register, each Scheme Shareholder:

(a)	is deemed to have appointed Hanes Sub as attorney and agent (and directed Hanes Sub in each such capacity) to appoint any director, officer, secretary or agent nominated by Hanes Sub as its sole proxy and, where applicable or appropriate, corporate representative to attend shareholders’ meetings, exercise the votes attaching to the Scheme Shares registered in their name and sign any shareholders’ resolution;

(b)	must not attend or vote at any of those meetings or sign any resolutions, whether in person, by proxy or by corporate representative (other than pursuant to clause 8.4(a));

(c)	must take all other actions in the capacity of a registered holder of Scheme Shares as Hanes Sub reasonably directs; and

(d)	acknowledges and agrees that in exercising the powers referred to in clause 8.4(a), Hanes Sub and any director, officer, secretary or agent nominated by Hanes Sub under clause 8.4(a) may act in the best interests of Hanes Sub as the intended registered holder of the Scheme Shares.

8.5	Authority given to Pacific Brands

Each Scheme Shareholder, without the need for any further act:

(a)	on the Effective Date, irrevocably appoints Pacific Brands and each of its directors, officers and secretaries (jointly and each of them severally) as its attorney and agent for the purpose of enforcing the Deed Poll against Hanes and Hanes Sub, and Pacific Brands undertakes in favour of each Scheme Shareholder that it will enforce the Deed Poll against Hanes and Hanes Sub on behalf of and as agent and attorney for each Scheme Shareholder; and

(b)	on the Implementation Date, irrevocably appoints Pacific Brands and each of its directors, officers and secretaries (jointly and each of them severally) as its attorney and agent for the purpose of executing any document or doing or taking any other act necessary, desirable or expedient to give effect to this Scheme and the transactions contemplated by it, including (without limitation) executing the Scheme Transfer, and Pacific Brands accepts each such appointment. Pacific Brands as attorney and agent of each Scheme Shareholder, may sub-delegate its functions, authorities or powers under this clause 8.5 to all or any of its directors, officers, secretaries or employees (jointly, severally or jointly and severally).

8.6	Binding effect of Scheme

This Scheme binds Pacific Brands and all of the Scheme Shareholders (including those who did not attend the Scheme Meeting to vote on this Scheme, did not vote at the Scheme Meeting, or voted against this Scheme at the Scheme Meeting) and, to the extent of any inconsistency, overrides the constitution of Pacific Brands.

9	General

9.1	Stamp duty

Hanes Sub will, and Hanes must procure that Hanes Sub will:

(a)	pay all stamp duty and any related fines and penalties in respect of this Scheme and the Deed Poll, the performance of the Deed Poll and each transaction effected by or made under this Scheme and the Deed Poll; and

(b)	indemnify each Scheme Shareholder against any liability arising from failure to comply with clause 9.1(a).

9.2	Consent

Each of the Scheme Shareholders consents to Pacific Brands doing all things necessary or incidental to, or to give effect to, the implementation of this Scheme, whether on behalf of the Scheme Shareholders, Pacific Brands or otherwise.

9.3	Notices

(a)	If a notice, transfer, transmission application, direction or other communication referred to in this Scheme is sent by post to Pacific Brands, it will not be taken to be received in the ordinary course of post or on a date and time other than the date and time (if any) on which it is actually received at Pacific Brands’ registered office or at the office of the Pacific Brands Registry.

(b)	The accidental omission to give notice of the Scheme Meeting or the non-receipt of such notice by a Pacific Brands Shareholder will not, unless so ordered by the Court, invalidate the Scheme Meeting or the proceedings of the Scheme Meeting.

9.4	Governing law

(a)	This Scheme is governed by the laws in force in Victoria, Australia.

(b)	The parties irrevocably submit to the non-exclusive jurisdiction of courts exercising jurisdiction in Victoria, Australia and courts of appeal from them in respect of any proceedings arising out of or in connection with this Scheme. The parties irrevocably waive any objection to the venue of any legal process in these courts on the basis that the process has been brought in an inconvenient forum.

9.5	Further action

Pacific Brands must do all things and execute all documents necessary to give full effect to this Scheme and the transactions contemplated by it.

9.6	No liability when acting in good faith

Each Scheme Shareholder agrees that neither Pacific Brands, Hanes nor Hanes Sub nor any director, officer, secretary or employee of Pacific Brands, Hanes or Hanes Sub shall be liable for anything done or omitted to be done in the performance of this Scheme or the Deed Poll in good faith.

Attachment B

Deed Poll

Deed

Deed poll

Hanesbrands Inc.

[Hanes Sub]

101 Collins Street Melbourne Vic 3000 Australia GPO Box 128A Melbourne Vic 3001 Australia	T +61 3 9288 1234 F +61 3 9288 1567 herbertsmithfreehills.com DX 240 Melbourne

Deed poll

Date ▶

This deed poll is made

By	Hanesbrands Inc. of 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105 USA (Hanes) and [insert local acquiring subsidiary name] [insert ACN] of [insert address] (Hanes Sub)

in favour of	each person registered as a holder of fully paid ordinary shares in Pacific Brands Limited (Pacific Brands) in the Pacific Brands Share Register as at the Scheme Record Date.

Recitals

1       Pacific Brands and Hanes entered into the Implementation Deed.

2       In the Implementation Deed, Hanes agreed to make this deed poll and to procure that Hanes Sub make this deed poll.

3       Hanes and Hanes Sub are making this deed poll for the purpose of covenanting in favour of the Scheme Shareholders to perform their obligations under the Implementation Deed and the Scheme.

This deed poll provides as follows:

1	Definitions and interpretation

1.1	Definitions

(a)	The meanings of the terms used in this deed poll are set out below.

Term	Meaning
First Court Date

the first day on which an application made to the Court for an order under subsection 411(1) of the Corporations Act convening the Scheme Meeting to consider the Scheme is heard or, if the application is adjourned or subject to appeal for any reason, the day on which the adjourned application is heard.

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2 Conditions to obligations

Term	Meaning

Implementation Deed	the scheme implementation deed entered into between Pacific Brands and Hanes dated 28 April 2016.

Scheme

the scheme of arrangement under Part 5.1 of the Corporations Act between Pacific Brands and the Scheme Shareholders, the form of which is set out in Attachment A to the Implementation Deed, subject to any alterations or conditions made or required by the Court under subsection 411(6) of the Corporations Act and agreed to in writing by Hanes and Pacific Brands.

(b) Unless the context otherwise requires, terms defined in the Scheme have the same meaning when used in this deed poll.

1.2	Interpretation

Sections 1.2 and 1.3 of the Scheme apply to the interpretation of this deed poll, except that references to ’this Scheme’ are to be read as references to ‘this deed poll’.

1.3	Nature of deed poll

Hanes and Hanes Sub acknowledge that:

(a)	this deed poll may be relied on and enforced by any Scheme Shareholder in accordance with its terms even though the Scheme Shareholders are not party to it; and

(b)	under the Scheme, each Scheme Shareholder irrevocably appoints Pacific Brands and each of its directors, officers and secretaries (jointly and each of them severally) as its agent and attorney to enforce this deed poll against Hanes and Hanes Sub.

2	Conditions to obligations

2.1	Conditions

This deed poll and the obligations of Hanes and Hanes Sub under this deed poll are subject to the Scheme becoming Effective.

2.2	Termination

The obligations of Hanes and Hanes Sub under this deed poll to the Scheme Shareholders will automatically terminate and the terms of this deed poll will be of no force or effect if:

(a)	the Implementation Deed is terminated in accordance with its terms; or

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3 Scheme obligations

(b)	the Scheme is not Effective on or before the End Date,

unless Hanes and Pacific Brands otherwise agree in writing.

2.3	Consequences of termination

If this deed poll terminates under clause 2.2, in addition and without prejudice to any other rights, powers or remedies available to it:

(a)	Hanes and Hanes Sub are released from their obligations to further perform this deed poll except those obligations under clause 7.1; and

(b)	each Scheme Shareholder retains the rights they have against Hanes and Hanes Sub in respect of any breach of this deed poll which occurred before it was terminated.

3	Scheme obligations

3.1	Undertaking to pay Scheme Consideration

Subject to clause 2, Hanes Sub undertakes, and Hanes undertakes to procure Hanes Sub, to:

(a)	deposit, in cleared funds, by no later than the Business Day before the Implementation Date, an amount equal to the aggregate amount of the Scheme Consideration payable to all Scheme Shareholders under the Scheme into an Australian dollar denominated trust account operated by Pacific Brands as trustee for the Scheme Shareholders, except that any interest on the amounts deposited (less bank fees and other charges) will be credited to Hanes or Hanes Sub’s account; and

(b)	undertake all other actions attributed to it under the Scheme,

subject to and in accordance with the terms of the Scheme and in favour of each Scheme Shareholder.

4	Warranties

Each of Hanes and Hanes Sub represents and warrants in favour of each Scheme Shareholder, in respect of itself, that:

(a)	it is a corporation validly existing under the laws of its place of registration;

(b)	it has the corporate power to enter into and perform its obligations under this deed poll and to carry out the transactions contemplated by this deed poll;

(c)	it has taken all necessary corporate action to authorise its entry into this deed poll and has taken or will take all necessary corporate action to authorise the performance of this deed poll and to carry out the transactions contemplated by this deed poll;

(d)	this deed poll is valid and binding on it and enforceable against it in accordance with its terms; and

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5 Continuing obligations

(e)	this deed poll does not conflict with, or result in the breach of or default under, any provision of its constitution, or any writ, order or injunction, judgment, law, rule or regulation to which it is a party or subject or by which it is bound.

5	Continuing obligations

This deed poll is irrevocable and, subject to clause 2, remains in full force and effect until:

(a)	Hanes and Hanes Sub have fully performed their obligations under this deed poll; or

(b)	the earlier termination of this deed poll under clause 2.

6	Notices

6.1	Form of Notice

A notice or other communication in respect of this deed poll (Notice) must be:

(a)	in writing and in English and signed by or on behalf of the sending party; and

(b)	addressed to Hanes and Hanes Sub in accordance with the details set out below (or any alternative details nominated by Hanes or Hanes Sub by Notice).

Attention	Joia M. Johnson Chief Legal Officer, General Counsel and Corporate Secretary

Address	1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105

Email address	joia.johnson@hanes.com

6.2	How Notice must be given and when Notice is received

(a)	A Notice must be given by one of the methods set out in the table below.

(b)	A Notice is regarded as given and received at the time set out in the table below.

However, if this means the Notice would be regarded as given and received outside the period between 9.00am and 5.00pm (addressee’s time) on a Business Day (business hours period), then the Notice will instead be regarded as given and received at the start of the following business hours period.

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7 General

Method of giving Notice	When Notice is regarded as given and received

By hand to the nominated address	When delivered to the nominated address

By email to the nominated email address	When the email (including any attachment) comes to the attention of the recipient party or a person acting on its behalf.

6.3	Notice must not be given by electronic communication

A Notice must not be given by electronic means of communication (other than email as permitted in clause 6.2).

7	General

7.1	Stamp duty

Hanes and Hanes Sub:

(a)	will pay all stamp duty and any related fines and penalties in respect of the Scheme and this deed poll, the performance of this deed poll and each transaction effected by or made under the Scheme and this deed poll; and

(b)	indemnify each Scheme Shareholder against any liability arising from failure to comply with clause 7.1(a).

7.2	Governing law and jurisdiction

(a)	This deed poll is governed by the law in force in Victoria, Australia.

(b)	Hanes and Hanes Sub irrevocably submits to the non-exclusive jurisdiction of courts exercising jurisdiction in Victoria, Australia and courts of appeal from them in respect of any proceedings arising out of or in connection with this deed poll. Hanes and Hanes Sub irrevocably waive any objection to the venue of any legal process in these courts on the basis that the process has been brought in an inconvenient forum.

7.3	Waiver

(a)	Hanes and Hanes Sub may not rely on the words or conduct of any Scheme Shareholder as a waiver of any right unless the waiver is in writing and signed by the Scheme Shareholder granting the waiver.

(b)	The meanings of the terms used in this clause 7.3 are set out below.

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7 General

Term	Meaning

conduct	includes delay in the exercise of a right.

right	any right arising under or in connection with this deed poll and includes the right to rely on this clause.

waiver	includes an election between rights and remedies, and conduct which might otherwise give rise to an estoppel.

7.4	Variation

A provision of this deed poll may not be varied unless the variation is agreed to by Hanes and Hanes Sub and:

(a)	if before the First Court Date, the variation is agreed to by Pacific Brands; or

(b)	if on or after the First Court Date, the variation is agreed to by Pacific Brands and the Court indicates that the variation would not of itself preclude approval of the Scheme,

in which event Hanes and Hanes Sub will enter into a further deed poll in favour of the Scheme Shareholders giving effect to the variation.

7.5	Cumulative rights

The rights, powers and remedies of Hanes, Hanes Sub and the Scheme Shareholders under this deed poll are cumulative and do not exclude any other rights, powers or remedies provided by law independently of this deed poll.

7.6	Assignment

(a)	The rights created by this deed poll are personal to Hanes, Hanes Sub and each Scheme Shareholder and must not be dealt with at law or in equity without the prior written consent of Hanes or Hanes Sub.

(b)	Any purported dealing in contravention of clause 7.6(a) is invalid.

7.7	Joint and several obligations

Hanes and Hanes Sub are jointly and severally liable for each obligation imposed on both of them by the terms of this deed poll.

7.8	Further action

Hanes and Hanes Sub must, at their own expense, do all things and execute all documents necessary to give full effect to this deed poll and the transactions contemplated by it.

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Signing page

Executed as a deed poll

Signed sealed and delivered for Hanesbrands Inc. by its authorised representative sign here ▶
Representative

print name

in the presence of

sign here ▶
Witness

print name

Signed sealed and delivered for [Hanes Sub] in accordance with section 127 of the Corporations Act 2001 (Cth) by sign here ▶
Company Secretary/Director

print name

sign here ▶
Director

print name

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